VVC DEF 14A 5/16/2012

Section 1: DEF 14A (DEFINITIVE PROXY STATEMENT)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VECTREN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VECTREN CORPORATION
One Vectren Square
211 N.W. Riverside Drive
Evansville, Indiana 47708-1251

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2012

TO THE SHAREHOLDERS OF VECTREN CORPORATION:

You are invited to attend our annual meeting of shareholders on Wednesday, May 16, 2012, at 10:00 a.m. (Central Daylight Time). The meeting will be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. The items of business are:

1.	The election of all directors;
2.	To approve a non-binding advisory resolution approving the compensation of our named executive officers;
3.	The ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for Vectren for 2012; and
4.	The consideration of any other business that is properly brought before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on March 14, 2012 are entitled to vote at the meeting and any postponement or adjournment of the meeting. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we have elected to deliver our proxy materials to many of our shareholders over the Internet. On March 21, 2012, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2011 annual report to shareholders. Shareholders who did not receive the Notice of Internet Availability will receive a copy of the proxy statement and annual report by mail. Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares by telephone at 1-800-560-1965 or on the Internet at www.eproxy.com/vvc. If you received a copy of the proxy by mail, you may vote by returning the enclosed proxy in the accompanying self-addressed envelope.

If your shares are held by your bank, broker, or nominee, please review the voting options provided on your voter instruction form and act accordingly. As required by federal law, this year, absent your vote, your broker, bank or nominee is not permitted to use its own discretion to vote your shares on Items 1 and 2. For your vote to be counted, you will need to communicate your voting decisions on these matters to your bank, broker or nominee.

You may also vote in person at the annual meeting. You can revoke your proxy at any time before it is exercised.

By order of the Board of Directors,
VECTREN CORPORATION

By: RONALD E. CHRISTIAN
Executive Vice President, Chief Legal and External
Affairs Officer and Secretary
Evansville, Indiana
March 21, 2012

LOCATION OF MAY 16, 2012
ANNUAL SHAREHOLDERS’ MEETING

Vectren Corporation
One Vectren Square
211 N.W. Riverside Drive
Evansville, IN 47708-1251

Parking for shareholders will be provided in the parking lot for Vectren Corporation at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

Your Vote Is Important

Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares via a toll-free number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You may revoke your proxy prior to or at the meeting and vote in person if you wish. If your shares are held by a broker, bank or nominee, it is important that they receive your voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the 2012
Annual Meeting of Shareholders to be Held on
May 16, 2012
10:00 a.m. (CDT)

Our Proxy Statement for the 2012 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.vectren.com.

TABLE OF CONTENTS

Proxy Statement	1
Solicitations of Proxies	1
Purposes of Meeting	2
Voting Securities	2

Item 1. Election of Directors	2
Nominee Biographies	3
Retiring Director’s Biography	6

Other Executive Officers	6

Common Stock Ownership by Directors and Executive Officers	7

Ownership of Vectren Stock	8
Securities Owned by Certain Beneficial Owners	8

Related Person Transactions	9
Review and Approval Policies and Procedures	9

Corporate Governance and Meetings and Committees of the Board of Directors	9
Director Independence	9
Nomination of Directors by Shareholders	9
Board Leadership Structure	10
Board’s Role in Risk Oversight	11
Board Meetings	11
Director Compensation	12
2011 Director Compensation Table	13

Report of the Nominating and Corporate Governance Committee	14
Scope of Responsibilities	15
2011 Accomplishments	15
Share Ownership Policy	18
Annual Committee Charter Review and Performance Evaluation	19
Director Independence Standards	19
Selection and Evaluation of Director Candidates	20
Commitment	20

Report of the Corporate Affairs Committee	21
Scope of Responsibilities	21
2011 Accomplishments	21
Annual Committee Charter Review and Performance Evaluation	22
Commitment	22

Report of the Audit and Risk Management Committee	22
Scope of Responsibilities	22
2011 Accomplishments	23
Corporate Code of Conduct	24
Risk Management	24
Sarbanes-Oxley Section 404 Compliance	24
Delineation of Responsibilities Among Management, the Independent Registered Public Accounting Firm, and the Audit Committee	24
2011 Form 10-K	25
Reappointment of Deloitte & Touche LLP	25

i

Annual Committee Charter Review and Performance Evaluation	25
Commitment	25

Report of the Finance Committee	26
Scope of Responsibilities	26
2011 Accomplishments	26
Annual Committee Charter Review and Performance Evaluation	27
Commitment	27

Executive Compensation and Other Information Report of the Compensation and Benefits Committee	27
Compensation and Benefits Committee	27
Role of Board Chair, President and Chief Executive Officer in Compensation Process	28
Share Ownership Policy	29
Compensation Consultant	29
Recoupment or Clawback Policy	30
Oversight of Company Benefit Plans	30
Employment Agreements	30
Perquisites	31
Company Human Resource Advisory Committee	31
Regulatory Updates and Governance Practices	31
Deductibility of Executive Compensation	31
Compensation Discussion and Analysis	32
Annual Committee Charter Review and Performance Evaluation	32

Compensation Discussion and Analysis	32
Forward-Looking Statements	32
Executive Summary	32
Objectives of Vectren’s Compensation Programs	34
Executive Compensation Strategy and Process	34
Material Differences in Compensation Policies for Individual Named Executive Officers	35
Compensation of the CEO	35
Monitoring of the Company’s Pay Practices	36
Shareholder Say-on-Pay Votes	36
Compensation Consultant	37
Role of Management in the Compensation Process	37
Elements of Vectren’s Compensation	38
Base Salary	38
Annual Incentive Compensation	38
Long-Term Incentive Compensation	40
2011 Summary Compensation Table	43
2011 Grants of Plan-Based Awards Table	45
2011 Option Exercises and Stock Vested Table	46
2011 Outstanding Equity Awards at Fiscal Year-End Table	46

Retirement Benefit Plans	47
2011 Pension Benefits Table	48
Non-Bargaining Retirement Plan	48
Nonqualified Defined Benefit Restoration Plan	49
Unfunded Supplemental Retirement Plan	49

Executive Insurance Benefits	50

Perquisites	50

Employment and Termination Benefits Agreements	50

Nonqualified Deferred Compensation	51
2011 Nonqualified Deferred Compensation Table	52

Potential Payments Upon Termination or Change-in-Control	53

Compensation Risk Assessment	60

Item 2. Non-Binding Proposal to Approve the Compensation of Our Named Executive Officers	61

Item 3. Ratification of Reappointment of Independent Registered Public Accounting Firm	62

Independent Registered Public Accounting Firm of the Company	62
Audit and Non-Audit Fees	63
Changes in and Disagreements with Auditors on Accounting and Financial Disclosure	63

Cost and Method of Solicitation	63

Annual Report	64

Revocation Rights	64

Section 16(a) Beneficial Ownership Reporting Compliance	64

Shareholder Proposals for 2013 Annual Meeting	64

APPENDIX A–Director Qualifications	A-1

APPENDIX B–Qualifications for Continued Service, Retirement	B-1

COMMUNICATIONS TO DIRECTORS

Our Corporate Governance Guidelines provide that the Board of Directors of Vectren Corporation (“Board”) select from the non-management directors a “Lead” director whose primary responsibilities, including serving as chair of executive sessions of the non-employee directors, are set forth in the Corporate Governance Guidelines. The guidelines are posted on our website at www.vectren.com. Those guidelines provide that the Chair of the Nominating and Corporate Governance Committee (“Governance Committee”) is to serve as the Lead director. In 2012, the Chair of the Governance Committee is J. Timothy McGinley.

The Audit and Risk Management Committee (“Audit Committee”) is responsible for, among other things, establishing, reviewing and updating a code of ethical conduct and ensuring that management has established a system to enforce this code. The code is posted on our website at www.vectren.com and is titled the Corporate Code of Conduct (“Code”). The Code applies to employees, officers and all directors, including non-employee directors. The Audit Committee also ensures that we implement and follow necessary and appropriate financial reporting processes. Presently, the Chair of the Audit Committee is Michael L. Smith.

Shareholders and other parties interested in communicating directly with the Lead director, Chair of the Audit Committee or with the non-employee directors as a group may contact them by writing to:

Lead Director, Audit Committee Chair, or Non-Employee Directors
Vectren Corporation
P. O. Box 3144
Evansville, IN 47731-3144

Interested parties may also contact our one director who is also a member of management by writing to the address above and directing the communication to the Chairman, President and Chief Executive Officer (“CEO”).

ACCESS TO INFORMATION

We make available copies of our Corporate Code of Conduct (which is applicable to all of our employees, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the non-employee members of the Board), our Corporate Governance Guidelines and all committee charters free of charge through our website at www.vectren.com, or by request, directed to Vectren Corporation Shareholder Services at the mailing address, phone number or email address that follow:

Mailing Address:	Phone Number:	Investor Relations Contact:
Vectren Shareholder Services	1-800-227-8625	Robert L. Goocher
One Vectren Square		Treasurer and Vice President –
Evansville, Indiana 47708		Investor Relations
vvcir@vectren.com

VECTREN CORPORATION
One Vectren Square
211 N.W. Riverside Drive
Evansville, Indiana 47708-1251
(812) 491-4000

PROXY STATEMENT

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Vectren Corporation (the “Company” or “Vectren”). The proxy will be used at the annual meeting of shareholders to be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Wednesday, May 16, 2012, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. Under the SEC rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to many of our shareholders over the Internet. This delivery process will allow us to provide these shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 21, 2012, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and 2011 Annual Report to Shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. On March 21, 2012, we also first mailed this proxy statement and the enclosed proxy card to shareholders who will not receive the Notice.

Further, the SEC rules permit us to deliver a single Notice or annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and conserves natural resources and can result in significant cost savings. To take advantage of this opportunity we have delivered only a single Notice or set of annual meeting materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice or annual meeting materials, contact Vectren Corporation Shareholder Services Department by telephone at (800) 227-8625 or by e-mail at vvcir@vectren.com and we will promptly deliver the copies to you. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or annual meeting materials, contact Vectren Corporation Shareholder Services Department at the above telephone number or email address.

SOLICITATIONS OF PROXIES

The Board solicits your proxy for use at the meeting. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the annual meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by the Board. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the Secretary of the Company received prior to the time of the meeting, or in person at the meeting.

If you are a participant in our Automatic Dividend Reinvestment and Stock Purchase Plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the Plan Administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you may instruct your broker, bank or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone and on the Internet.

If you do not give instructions, one of two things can happen depending on the type of proposal. For the proposal regarding the reappointment of our independent registered public accounting firm, the broker may vote your shares at its discretion. For all other proposals on our ballot this year, the broker, unless you have provided them with instructions, may not vote your shares at all. When that happens, it is called a “broker non-vote.” We urge you to exercise your right to vote.

PURPOSES OF MEETING

As of this date, the only known business to be presented at the 2012 annual meeting of shareholders is (1) the election of directors of the Company to serve for a term of one year or until their successors are duly qualified and elected, (2) the approval of a non-binding advisory resolution approving the compensation of our named executive officers, and (3) the ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2012. The enclosed proxy authorizes the proxy holders to vote on these matters and on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to whether they are abstentions or broker non-votes as to any particular item.

VOTING SECURITIES

As of March 14, 2012, we had one class of capital stock outstanding, consisting of 81,983,868 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears and votes at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 14, 2012 will be entitled to vote at the meeting or at any adjournment of the meeting.

ITEM 1. ELECTION OF DIRECTORS

Our Board currently consists of one class of 12 directors. William G. Mays will be retiring after the May 16, 2012 annual meeting and the Board will thereafter consist of 11 directors. The Board recommends that the nominees listed below, all of whom are currently serving as directors, be reelected to a new one-year term. All nominees have consented to serve if elected. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director.

If the enclosed proxy is returned without specifying a vote “for” the election of directors, the Board intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of one year or until their respective successors are duly qualified and elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee is unable to serve, the proxy holders may exercise the authority granted in the enclosed proxy for the purpose of voting for a substitute nominee.

The Board has adopted a policy providing for a majority vote standard for uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “majority withheld vote”) shall tender his or her resignation to the

Chair of the Governance Committee promptly following certification of the shareholder vote. The Governance Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the Governance Committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders “withheld” votes from the director, the director’s length of service and qualifications, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board will consider the factors considered by the Governance Committee and any additional information and factors the Board believes to be relevant. Promptly following the Board’s decision, we will disclose that decision (and provide a full explanation of the process by which the decision was reached) in a Form 8-K filed with the SEC.

If the Board decides to accept the director’s resignation, the Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance Committee recommendation or the Board consideration whether to accept or reject the resignation. If a majority of the members of the Governance Committee receive a majority withhold vote at the same election, then the independent directors who did not receive a majority withhold vote will appoint a Board committee consisting only of such independent directors solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Nominee Biographies

Certain information concerning the nominees and the retiring directors of the Company is set forth below and under the caption “Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years.

Carl L. Chapman, age 56, was elected as Chair of the Board effective May 11, 2011. He was elected to the Board in 2009 and has served as Chief Executive Officer and President since June 2010. He served as President and Chief Operating Officer of the Company from November 1, 2007 to May 31, 2010, as Chief Operating Officer from August 1, 2004 to June 2010 and as Executive Vice President from March 31, 2000 to November 1, 2004. From March 31, 2000 until August 2004, Mr. Chapman also served as President of Vectren Enterprises, Inc. (“Vectren Enterprises”). Prior to March 31, 2000 and since 1999, Mr. Chapman served as Executive Vice President and Chief Financial Officer of Indiana Energy, Inc., a predecessor of the Company (“Indiana Energy”). Mr. Chapman served as President of IGC Energy, Inc., which has been renamed Vectren Energy Marketing and Services, Inc. (“VEMS”). Mr. Chapman has been a director of Indiana Gas Company, Inc. (“Indiana Gas”), Southern Indiana Gas and Electric Company (“SIGECO”), and Vectren Utility Holdings, Inc. (“VUHI”) since 2004. Mr. Chapman is the Chair of the board of Vectren Infrastructure Services Corporation (“VISCO”), Vectren Energy Services Corporation (“VESCO”) and Vectren Fuels, Inc.; Chair of the board of representatives of ProLiance Holdings, LLC and Vice Chair of Reliant Services, LLC.

Mr. Chapman has been in a leadership position with Vectren since its inception in 2000. His decades of energy industry experience and his current and former duties on behalf of the Company and its predecessor, Indiana Energy, have afforded him intimate knowledge of our operations and business. His service on the Board enables him to continue to interact directly with the other members of the Board as they make strategic decisions regarding our businesses and their future direction.

James H. DeGraffenreidt, Jr., age 58, was elected to the Board in 2010. Mr. DeGraffenreidt is the retired Chairman and Chief Executive Officer of WGL Holdings, Inc. and Washington Gas Light Company, a natural gas utility serving over 1 million customers in the District of Columbia, Maryland and Virginia. He has significant experience as an attorney working on energy regulatory issues, as well as from his past service as chair of the American Gas Association and as former co-chair and board member of the Alliance to Save Energy. He is also director of Massachusetts Life Insurance Company, Harbor Bankshares Corporation and Maryland State Board of Education, all non-public companies.

As the former chief executive officer of a New York Stock Exchange listed energy company, Mr. DeGraffenreidt brings not only a utility background to the Board but also significant public company experience. His background and expertise in the energy regulatory area enables him to provide valuable insight as a member of the Board, Audit Committee and Governance Committee regarding such matters.

Niel C. Ellerbrook, age 63, has been a director of Indiana Gas, Indiana Energy, SIGECO, VUHI, or the Company since 1991. He served as non-executive Chair of the Board from June 2010 to May 2011 and as Chair and CEO from March 2000, when SIGCORP and Indiana Energy merged to create the Company, until his retirement from the Company on May 31, 2010. Additionally, Mr. Ellerbrook served as President from May 2003 until November 2007. Prior to that time and since June 1999, Mr. Ellerbrook served as President and Chief Executive Officer of Indiana Energy. Prior to his retirement in 2010, Mr. Ellerbrook was the Chair, Chief Executive Officer and a director of VUHI. Mr. Ellerbrook was also the Chair and a director of Vectren Capital Corp. and Vectren Enterprises and President, Chair and a director of Vectren Foundation, Inc. (“Vectren Foundation”). He is also a director and chair of the compensation committee of Old National Bancorp, a publicly traded company. He also serves on the Board of Trustees of the University of Evansville. Mr. Ellerbrook is chair of the Finance Committee of the Board and serves on the Corporate Affairs Committee.

Mr. Ellerbrook’s prior experience as Chief Executive Officer provides him with keen insight into the Company’s challenges and opportunities as well as its day-to-day operations. His decades of experience in the energy industry equip him to assist his fellow Board members in assessing issues affecting those businesses.

John D. Engelbrecht, age 60, has been a director of SIGCORP or the Company since 1996. Mr. Engelbrecht is Chair and President of South Central Communications Corporation, owner and operator of radio and television stations in Indiana, Kentucky and Tennessee and MUZAK franchises in 12 U.S. cities. Mr. Engelbrecht is also secretary and partner in Corner Homecare, serving the home medical needs of patients throughout western Kentucky.

Mr. Engelbrecht, as Chair and President of South Central Communications, brings to our Board strong managerial and marketing experience as the owner and operator of a communications business in one of the service territories of our utility business. His entrepreneurial background is particularly useful to his service as a member of the Board regarding their consideration of the Company’s non-utility businesses. These strengths have positioned him as a valued member of the Finance Committee and Corporate Affairs Committee.

Anton H. George, age 52, has been a director of Indiana Energy or the Company since 1990. Mr. George is the principal of Vision Investments, LLC. He is a director and the former Chief Executive Officer of Hulman & Company and its affiliates Clabber Girl Corporation, Indianapolis Motor Speedway Corporation and Indy Racing League, LLC. He is a director of First Financial Corporation, a public company.

Mr. George, as principal of Vision Investments, LLC, as well as his prior experience as Chief Executive Officer of Hulman & Co. and its affiliates, demonstrates his leadership ability and unique insight into the challenges and opportunities of running successful businesses. His experiences have made him a valuable contributor to the Compensation and Benefits Committee and Governance Committee.

Martin C. Jischke, age 70, was elected to the Board in 2007. Dr. Jischke is the President Emeritus of Purdue University, an institution of higher education. He is a director of Duke Realty Corporation and director and Chair of the board of directors of Wabash National Corporation, both of which are public companies.

Dr. Jischke has been the CEO of four major research universities, served as a director of four publicly-traded corporations and brings to the Board a background of science, engineering and research, as well as experience in public company governance. Dr. Jischke’s background has provided expertise to our Corporate Affairs Committee and Compensation and Benefits Committee.

Robert G. Jones, age 55, was elected to the Board on February 2, 2011. Mr. Jones is President and Chief Executive Officer and a member of the board of directors of Old National Bancorp, which is a public company.

Mr. Jones, as President and Chief Executive Officer of Old National Bancorp, provides the Board with financial, business and management expertise gained through over 32 years in the areas of banking and finance. As a financial leader in the Company’s service territory, he brings strong understanding and knowledge of the markets in Indiana and Ohio that Vectren serves. Mr. Jones’ expertise is utilized as a valued member of the Finance Committee and Corporate Affairs Committee.

J. Timothy McGinley, age 71, has been a director of Indiana Energy or the Company since January 1999. As Chair of the Governance Committee of the Board, Mr. McGinley also serves as the Lead director. He is a principal of House Investments, Inc., a real estate investment company. Mr. McGinley retired from the Board of Trustees of Purdue University in 2009 after serving nearly 20 years as a trustee and 16 years as board Chair. He was previously a director of Waterfield LLC, retiring in 2010.

Mr. McGinley, as principal of House Investments, Inc., provides the Board with valuable financial experience and business acumen. The Board has utilized his talents as Lead director, Chair of the Governance Committee and as a member of the Finance Committee.

R. Daniel Sadlier, age 65, was elected to the Board in 2003. Mr. Sadlier is the retired President and Chief Executive Officer of Fifth Third Bank (Western Ohio) and Chairman of Premier Health Care Services, a privately-held company.

Mr. Sadlier, as retired President and Chief Executive Officer of Fifth Third Bank, has nearly 30 years of senior management experience in the financial service sector and significant community involvement and representation in the Company’s Ohio footprint. Mr. Sadlier’s knowledge of Ohio is particularly helpful to his service as a member of the Board when assessing the Company’s Ohio operations. The Board has utilized his leadership skills and background in finance as resources for both the Audit Committee and Compensation and Benefits Committee of which he is a member.

Michael L. Smith, age 63, was elected to the Board in 2006. In addition to the Company, Mr. Smith serves on the following other public company boards of directors: Kite Realty Group, Inc., H.H. Gregg, Inc., and Brightpoint, Inc. He also serves on the audit committees of each of these companies. Mr. Smith was Executive Vice President and Chief Financial Officer of WellPoint, Inc. from 1999 until he retired on January 31, 2005. Previously, he was a director of the following publicly traded companies:Calumet Specialty Products Partners, InterMune Inc, First Indiana Corporation (which was acquired by Marshall & Ilsley Corporation in 2008) and Emergency Medical Services Corporation. Mr. Smith also serves on the board of Hulman and Company, Lockton, Inc. and LDI Ltd., LLC, which are private companies.

Mr. Smith, as former Executive Vice President and CFO of WellPoint, Inc. and current member of several public company audit committees, brings to the Board a wealth of knowledge in dealing with financial and accounting matters. His experience in evaluating financial results and overseeing the financial reporting process of a large public company make him an important resource for our Board. He provides skilled advice in his role as “Financial Expert” as well as Chair of the Audit Committee. The Board has further utilized his financial expertise on the Compensation and Benefits Committee, of which he is a member.

Jean L. Wojtowicz, age 54, has been a director of Indiana Energy or the Company since 1996. Ms. Wojtowicz is President and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is also a director of First Merchants Corporation, a public company, where she serves as the chair of the audit committee and as its designated Financial Expert. Ms. Wojtowicz is also a director of American United Mutual Holding Company, a privately-held company.

Ms. Wojtowicz is very experienced in matters of finance and entrepreneurship. Her understanding of financial strategy and her business acumen make her a valued resource in the performance of her roles as Chair of the Compensation and Benefits Committee and as a member of the Audit Committee.

The Board of Directors Recommends a Vote “FOR” All Nominees.

Retiring Director’s Biography

William G. Mays, age 66, has been a director of Indiana Energy or the Company since 1998. Mr. Mays is President and Chief Executive Officer and founder of Mays Chemical Company, Inc., an Indianapolis, Indiana based chemical distribution company. Mr. Mays retired as a director of WellPoint, Inc., a public company, in December of 2011. Previously, Mr. Mays was a director of First Indiana Corporation, a public company (which was acquired by Marshall & Ilsey Corporation in 2008). After 14 years of Board service, Mr. Mays has decided to retire from the Board

OTHER EXECUTIVE OFFICERS

Other executive officers of the Company during 2011 were Jerome A. Benkert, Jr., age 53, Ronald E. Christian, age 54, William S. Doty, age 61 and John M. Bohls, age 55.

Mr. Benkert has served as Executive Vice President, Chief Financial Officer and President, Vectren Shared Services, since September 2010. He served as Executive Vice President and Chief Financial Officer of the Company since March 2000 and as Treasurer of the Company from October 2001 to March 31, 2002. Mr. Benkert has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000 and since October 1, 1997, he was Executive Vice President and Chief Operating Officer of Indiana Energy’s administrative services company. Mr. Benkert is a member of the board of representatives of ProLiance Holdings, LLC, and the board of directors of Vectren Energy Services Corporation and Energy Systems Group, LLC.

Mr. Christian has served as Executive Vice President, Chief Legal and External Affairs Officer, Corporate Secretary and President, Vectren South, since September 2010. He served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company from August 1, 2004 to September 2010 and Executive Vice President, General Counsel and Secretary of the Company from May 1, 2003 to September 2010. Prior to May 1, 2003 and since March 31, 2000, Mr. Christian served as Senior Vice President, General Counsel and Secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was Vice President and General Counsel of Indiana Energy. Mr. Christian is a member of the board of representatives of ProLiance Holdings, LLC, and a member of the board of directors of Vectren Infrastructure Services Corporation.

William S. Doty has served as Executive Vice President of Utility Operation and President of VUHI since May 1, 2003. Mr. Doty also served as Senior Vice President of Energy Delivery for the Company from April of 2001 to May of 2003. He was Senior Vice President of Customer Relationship Management from January 2001 to April 2001. From January 1999 to January 2001, Mr. Doty was Vice President of Energy Delivery for SIGECO. Mr. Doty is a member of the board of directors of Indiana Gas, SIGECO and VUHI.

John M. Bohls has served as President, Vectren Energy Marketing and Services, Inc., since September 2010. He also served as President, Vectren Enterprises, Inc., from August 1, 2004 until August 31, 2010. Prior to August 31, 2004, Mr. Bohls served as President, Vectren Energy and Marketing Services, Inc. Mr. Bohls is also a member of the board of representatives of ProLiance Holdings, LLC.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Chief Executive Officer, the four additional named executive officers, and all directors and named executive officers as a group, as of February 10, 2012. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Beneficial
Name of Individuals or Identity of Group	Ownership (1)

Carl L. Chapman	105,053 (2	)(4)(5)
James H. DeGraffenreidt, Jr.	6,328 (5)
Niel C. Ellerbrook	216,083 (3	)(4)(5)(6)
John D. Engelbrecht	11,647 (5)
Anton H. George	16,936 (5	)(8)
Martin C. Jischke	1,000 (2	)(5)
Robert G. Jones	823 (5	)(7)
William G. Mays	1,395 (2	)(5)
J. Timothy McGinley	17,684 (2	)(4)(5)
R. Daniel Sadlier	585 (2	)(5)
Michael L. Smith	6,644 (2	)(5)
Jean L. Wojtowicz	12,955 (2	)(4)(5)
Jerome A. Benkert, Jr.	73,696 (2	)(4)(5)
Ronald E. Christian	52,989 (2	)(4)(5)
William S. Doty	23,982 (2	)(3)(4)(5)
John M. Bohls	33,985 (2	)(4)(5)
All Directors and Named Executive Officers as a Group (16 Persons)	581,785 (1)

(1)

No director or named executive officer owned beneficially as of February 10, 2012, more than 0.26% of the common stock of the Company. All directors and named executive officers owned beneficially an aggregate of 581,785 shares or 0.71% of common stock of the Company.

(2)

This amount does not include phantom securities held under the Company’s nonqualified deferred compensation plans, which are in the form of stock units that are valued as if they were Company common stock. The phantom securities in those plans are shown below:

Name of Individuals or Identity of Group	Phantom Stock Units

Carl L. Chapman	35,268
Martin C. Jischke	6,949
William G. Mays	10,247
J. Timothy McGinley	3,318
R. Daniel Sadlier	30,518
Michael L. Smith	7,611
Jean L. Wojtowicz	6,827
Jerome A. Benkert, Jr.	2,934
Ronald E. Christian	39,921
William S. Doty	17,932
John M. Bohls	5,082
All Directors and Named Executive Officers as a Group	166,607

(3)	Includes shares held by spouse, jointly with spouse or as custodian for a minor.

(4)	Includes shares which the named individual has the right to acquire as of February 10, 2012 pursuant to options granted under the At Risk Plan.

(5)

This amount does not include stock unit awards granted to the named executive officers on February 12, 2009, January 1, 2010, January 1, 2011, and January 1, 2012, and dividend equivalents earned on these grants under the Vectren Corporation At Risk Compensation Plan and to the non-employee directors on May 11, 2011. The following stock unit awards and dividend equivalents are valued as if they were common stock and are subject to certain transferability restrictions and forfeiture provisions.

Name of Individuals or Identity of Group	Stock Unit Awards

Carl L. Chapman	138,997
James H. DeGraffenreidt	1,805
Niel C. Ellerbrook	85,641
John D. Engelbrecht	1,805
Anton H. George	1,805
Martin C. Jischke	1,805
Robert G. Jones	1,805
William G. Mays	1,805
J. Timothy McGinley	1,805
R. Daniel Sadlier	1,805
Michael L. Smith	1,805
Jean L. Wojtowicz	1,805
Jerome A. Benkert, Jr.	72,662
Ronald E. Christian	57,083
William S. Doty	50,088
John M. Bohls	45,052
All Directors and Named Executive Officers as a Group	467,573

(6)

Includes 45,000 shares held by the Niel & Karen Ellerbrook Family Foundation, for which he is a director. Mr. Ellerbrook has shared voting power and shared investment power over the shares held by the foundation.

(7)	Robert G. Jones was elected to the board on February 2, 2011. Our director ownership guidelines provide a five year transition period for compliance and are further described on pages 18-19.

(8)	This amount does not include any shares held by certain charitable organizations and other corporations with which Mr. George is associated and to which he disclaims beneficial ownership.

OWNERSHIP OF VECTREN STOCK

Securities Owned by Certain Beneficial Owners

According to information filed with the SEC, the following shareholders were beneficial owners of more than 5 percent of our common stock as of December 31, 2011.

	Shares of Common
	Stock Beneficially	Beneficial
Name and Address of Beneficial Owner	Owned	Percent of Class

BlackRock, Inc.[1]	4,663,253	5.70%
40 East 52nd Street
New York, NY 10022
State Street Corporation[1]	5,608,940	6.90%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

1

The information shown in this table for BlackRock, Inc. and State Street Bank Corporation is derived from information filed on January 20, 2012 and February 9, 2012, respectively with the SEC on Schedule 13G.

BlackRock and State Street filings state that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock and that no one person’s interest in our common stock is more than 5 percent of the total outstanding common shares.

RELATED PERSON TRANSACTIONS

Review and Approval Policies and Procedures

We do not have a separate policy that codifies in a single document all of our policies regarding related person transactions. We do, however, have policies, procedures and practices for monitoring the occurrence of transactions involving us and our subsidiaries and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of our outstanding stock) and for reviewing and approving related person transactions. Our Corporate Code of Conduct directs officers and employees to avoid relationships and financial interests in vendors, suppliers and contractors with whom we do business or who are seeking to do business with us. Further, the corporate policy requires employees owning or acquiring a financial interest of $25,000 or more or 5% ownership in such vendors, suppliers or contractors to report such relationships to their immediate supervisor. If the supervisor determines that a conflict exists, the supervisor is required to contact the appropriate executive officer and the director of Corporate Audit for resolution. Annually, as required by the Corporate Code of Conduct, the director of Corporate Audit requires all directors, officers and key employees to complete a certification regarding relationships and financial interests in vendors, suppliers, contractors and customers. The director of Corporate Audit also annually mails letters to our major vendors, suppliers and contractors to inform them of these restrictions.

Our combined Corporate Code of Conduct and Code of Ethics for the Board require directors to promptly disclose to the Chair of the Governance Committee any situation that involves, or may potentially involve, a conflict of interest. These codes also provide for the Governance Committee to review all relationships that exist between Vectren and a non-management director other than relationships relating to the director’s service on the Board. We also obtain information from directors at least annually about any of these relationships or transactions. The Corporate Code of Conduct, Code of Ethics for the Board and related acknowledgment forms are posted in the Corporate Governance section of our website at www.vectren.com.

In connection with the preparation of our annual proxy statement and Form 10-K, we distribute a director and officer questionnaire to our directors and executive officers to elicit information about, among other matters, related person transactions. Data compiled from these questionnaires is reviewed by management, our executive vice president, chief legal and external affairs officer and secretary, the Governance Committee of the Board and by the full Board.

CORPORATE GOVERNANCE AND MEETINGS AND
COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

The Board has determined that with the exception of Mr. Ellerbrook, who is our retired Chief Executive Officer, and Mr. Chapman, who is our Chairman, President and Chief Executive Officer, all members of the Board are independent since they satisfy our Director Independence Standards. The Director Independence Standards are set forth on pages 19-20 of this proxy statement.

Nomination of Directors By Shareholders

If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the Board, our By-Laws require the shareholder to deliver or mail a notice that is received at our principal office not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year. If, however, the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of the shareholder meeting, or (b) the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. In any case, such shareholder’s notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of our shares which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as our director.

The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to our Board. However, there is a framework in place for shareholders to contact the Board’s Lead director, and, as part of that process shareholders may communicate regarding any prospective candidate for membership on the Board. The criteria employed by the Governance Committee when considering all nominees to the Board are contained in our Code of By-Laws and are set forth in Appendix A.

Board Leadership Structure

In May of 2011, Mr. Chapman assumed the role of Board Chair and he now holds the combined positions of Board Chair, President and Chief Executive Officer. Prior to that time, Mr. Ellerbrook, Mr. Chapman’s predecessor, had held the position of non-executive Board Chair since May of 2010. The split of the position of Board Chair from the positions of President and Chief Executive Officer occurred in May 2010 upon Mr. Ellerbrook’s retirement from active employment with the Company, with his last position being Board Chair and Chief Executive Officer. As part of the succession planning process for Mr. Chapman, in 2010 the Governance Committee determined, as provided in Section 1.G of the Corporate Governance Guidelines, that providing for Mr. Ellerbrook’s continued role as non-executive Board Chair would facilitate the transition of leadership to Mr. Chapman, and, so long as that the transition process occurred as envisioned by the Governance Committee and the Board, the positions of Board Chair and President and Chief Executive Officer could ultimately be reconsolidated with Mr. Chapman assuming all of those responsibilities. Under the oversight of the Nominating and Corporate Governance Committee, which actively oversaw the transition of leadership from Mr. Ellerbrook to Mr. Chapman, the Governance Committee and the Board concluded in early 2011 that this transition had successfully occurred and that Mr. Chapman was capable of assuming all of these responsibilities. Since the inception of the Company’s operations in 2000, the combination of the Board Chair and Chief Executive Officer positions has positively served the Company’s interests because of the efficiencies of having the roles combined. Because of the Board’s confidence in Mr. Chapman’s leadership, and based upon his performance since he assumed the leadership of the Company, the Board concluded that similar efficiencies would be realized by vesting him with the responsibilities of the Board Chair, in addition to the responsibilities of the Chief Executive Officer. By combining the performance of all of these responsibilities with Mr. Chapman, he is able to optimize his first hand knowledge of the operations of the Company, which facilitates his leadership of the Board regarding the Company’s business by allowing the Board to have the benefit of his insight and perspective regarding the affairs of the Company during its deliberations. To ensure the preservation of good governance, the Board has and will continue to maintain the position of an independent Lead director in order that when it is advisable or necessary to have the non-employee, independent directors consider matters and take action, there will be a strong, independent leader in place to facilitate those considerations and actions. The responsibilities of the Chair and the Lead director are set forth in the Corporate Governance Guidelines, which are posted at the Company’s website at www.vectren.com.

Board’s Role In Risk Oversight

The Board is ultimately responsible for risk oversight across the organization. That responsibility is shared by the Committees of the Board in addressing financial, compensation, reputational and governance risks with specific responsibility for reviewing management’s risk oversight function delegated to the Audit Committee, as provided for in its charter. The Risk Management Committee (“RMC”), which is comprised of the Chief Executive Officer, senior executives and other key members of management and led by the Treasurer and Vice President of Investor Relations, meets approximately on a bi-weekly basis. The RMC identifies and oversees organizational efforts to address the top strategic risks facing the Company, as well as other risks that arise during the course of operations, and ensures that risk management efforts are aligned with the Company’s strategic objectives. The types of strategic risks the RMC considers and monitors include, but are not limited to, financial, regulatory, environmental and compliance risks that could impact the business. For example, during 2011, the RMC oversaw and monitored issues relating to commodity hedging, coal mining operations, pipeline safety, cyber-security and credit risks. The Audit Committee receives detailed reports throughout the year regarding the activities of the RMC and strategic risk management efforts within the Company. In response to those reports, the Audit Committee may direct management to consider additional issues or provide additional information to the Audit Committee regarding the RMC’s actions. The Audit Committee chair reports regularly to the Board regarding enterprise risk matters presented to the Audit Committee. Similarly, other Board committee chairs regularly report to the Board regarding risk matters overseen by their respective committee. An example of this is the Compensation and Benefits Committee chair reports to the Board regarding the oversight of risk in the Company’s compensation plans.

Board Meetings

The Board had 10 meetings during the last fiscal year. No member attended fewer than 87.5% of the aggregate of Board meetings and meetings of the respective committees of the Board of which they are members. All of the members of the Board attended last year’s annual meeting.

The members of our Board are elected to various committees. The standing committees of our Board are: the Nominating and Corporate Governance Committee, the Corporate Affairs Committee, the Audit and Risk Management Committee, the Finance Committee and the Compensation and Benefits Committee.

The members of the Nominating and Corporate Governance Committee are J. Timothy McGinley, Chair, James H. DeGraffenreidt, Jr., Anton H. George and William G. Mays. As Chair of the Committee, Mr. McGinley is also the Company’s Lead director. Membership on the Committee is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules. The functions of the Nominating and Corporate Governance Committee are described under “Report of the Nominating and Corporate Governance Committee” below. There were three meetings of the committee during the past fiscal year.

The members of the Corporate Affairs Committee are William G. Mays, Chair, Niel C. Ellerbrook, John D. Engelbrecht, Martin C. Jischke and Robert G. Jones. None of the members is an officer or employee of the Company. The functions of the Corporate Affairs Committee are described under “Report of the Corporate Affairs Committee” below. There were three meetings of the Corporate Affairs Committee during the past fiscal year.

The members of the Audit and Risk Management Committee are Michael L. Smith, Chair, James H. DeGraffenreidt, Jr., R. Daniel Sadlier and Jean L. Wojtowicz. The Board has determined that Mr. Smith is the Audit and Risk Management Committee’s designated “Financial Expert” under the SEC definition. Membership on the Audit and Risk Management Committee is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules. The functions of the Audit and Risk Management Committee are described under “Report of the Audit and Risk Management Committee” below. There were six meetings of the Committee during the past fiscal year.

The members of the Finance Committee are Niel C. Ellerbrook, Chair, John D. Engelbrecht, Robert G. Jones and J. Timothy McGinley. The Finance Committee acts on behalf of the Board with respect to financing activities of the Company and its subsidiaries and also in instances where the Board has delegated authority to the Finance Committee to act on behalf of the Board. The functions of the Finance Committee are described under “Report of the Finance Committee” below. There were three meetings of the Committee during the past fiscal year.

The members of the Compensation and Benefits Committee are Jean L. Wojtowicz, Chair, Anton H. George, Martin C. Jischke, R. Daniel Sadlier and Michael L. Smith. Membership on the Compensation and Benefits Committee is restricted to non-employee members of the Board who must be independent under the rules of the New York Stock Exchange. The functions of the Compensation and Benefits Committee are described under “Report of the Compensation and Benefits Committee” below. There were three meetings of the Compensation and Benefits Committee during the past fiscal year.

Director Compensation

As more fully discussed in the Report of the Nominating and Corporate Governance Committee, which begins on page 14 of this proxy statement, the establishment of compensation for non-employee directors is part of the responsibilities of that Committee. The philosophy for the compensation decisions is discussed in that report.

In 2011, non-employee directors received a cash retainer of $45,000 per year for service on the Board. The fees were paid in the form of a monthly retainer of $3,750. The Lead director received a retainer of $15,000, paid in the form of a monthly retainer of $1,250. The Chair of the Audit Committee received a retainer of $10,000, paid in the form of a monthly retainer of $833.33. The Chair of the Compensation and Benefits Committee received a retainer of $7,000, paid in the form of a monthly retainer of $583.33. All other committee Chairs received a retainer of $5,000, paid in the form of a monthly retainer of $416.66.

Non-employee directors also receive a fee of $1,250 for each Board meeting attended. Each non-employee member of a committee of the Board is paid a fee of $1,250 for each committee meeting attended.

As part of the total compensation package provided to non-employee directors, subject to each director’s re-election to the Board, a grant of stock unit awards will be made as of May 16, 2012, and the grant will vest on May 1, 2013. The equity compensation provided to non-employee directors is solely in the form of stock unit awards. In 2011, the value of the equity compensation awards was $50,000 per director.

In addition to the compensation paid to all other non-employee board members, Mr. Ellerbrook received an annual stipend in the amount of $150,000 for his performance of responsibilities as non-executive Board Chair beginning in June of 2010. This stipend was paid in monthly payments beginning July 2010 and was discontinued in June 2011.

Pursuant to a director expense reimbursement policy approved by the Board, we reimburse the reasonable travel and accommodation expenses of directors to attend meetings and other corporate functions.

The Board has adopted a director education policy. The Vectren Corporation Director Education Policy is administered by the Chairman, President and Chief Executive Officer, with oversight by the Governance Committee, and provides each non-employee director with an annual education allowance of up to $7,500 to use for continuing education programs to assist them with the discharge of their duties.

Under the Vectren Foundation Directors Matching Policy the Vectren Foundation will match qualifying contributions up to $5,000 annually, made by active non-employee members of the Board. Qualifying organizations must meet two criteria: (1) be designated a 501(c)(3) Federal tax exempt entity by the Internal Revenue Service and (2) promote and implement activities and programs, some of which are within the Company’s service area. This policy encourages and supports contributions that promote the preservation and restoration of natural resources, energy efficiency and renewable resources and institutions of higher education. The maximum match amount of $5,000 may be used by matching a single college or university gifts not to exceed $2,500 in total and matching gifts to organizations focused on preservation and restoration of natural resources, energy efficiency and renewable resources not to exceed $2,500 in total.

Directors are eligible to participate in the Vectren Corporation Nonqualified Deferred Compensation Plans described starting on page 51 under the heading “Nonqualified Deferred Compensation.” At the present time, directors may defer all or a portion of their director fees and stock unit awards upon the lapse of restrictions applicable to those stock unit awards into the Vectren Corporation Nonqualified Deferred Compensation Plan, effective January 1, 2005, which is designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

The plans’ investment options mirror the investment options in the Company’s 401(k) Plan except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. Participants have the ability to elect a scheduled distribution of any amounts deferred into the plans as long as the distribution is at least three plan years after the end of the plan year for which the participant elects the deferral. Once the director’s service on our Board has ended, the balance in these plans is paid in either a lump sum or annual installments over 5, 10 or 15 years.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2011. Mr. Chapman does not receive any additional compensation for his service as a director. No option awards or non-equity incentive plan awards were made to directors. Directors do not receive pensions and did not receive any above-market or preferential earnings on deferred compensation.

2011 Director Compensation Table

	Fees
	Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation
Name	(1) ($)	(2)($)	(3)	(4)($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)

James H. DeGraffenreidt, Jr.	$66,252	$50,739		$2,468	$119,458
Niel C. Ellerbrook	$142,501	$50,739		$4,968	$198,208
John D. Engelbrecht	$63,752	$50,739		$2,468	$116,958
Anton H. George	$63,752	$50,739		$2,468	$116,958
Martin C. Jischke	$64,168	$50,739		$4,968	$119,875
Robert G. Jones	$68,752	$50,739		$4,377	$123,868
Robert L. Koch II	$37,083			$3,591	$40,674
William G. Mays	$66,251	$50,739		$2,468	$119,458
J. Timothy McGinley	$77,501	$50,739		$3,468	$131,708
R. Daniel Sadlier	$67,502	$50,739		$4,468	$122,708
Michael L. Smith	$76,251	$50,739		$7,468	$134,458
Jean W. Wojtowicz	$74,501	$50,739		$2,468	$127,708

(1)

This column represents annual cash retainers and meeting attendance fees paid to Board members. For Mr. Ellerbrook this amount also includes a monthly stipend of $12,500 paid in the months of January through June 2011 in accordance with his retirement agreement. For Mr. Jones this amount includes $3,333.33 paid for the months of February through April 2011, which is the monthly equivalent of the equity award granted to other board members on May 1, 2010. These amounts are more fully discussed above under “Director Compensation.” Mr. Koch retired from the Board at the 2011 annual meeting of shareholders.

(2)	This column reflects the value at the grant date based on FASB ASC Topic 718, which in this instance is the number of stock units issued multiplied by the share price on the date of grant.

(3)

No stock options were granted to directors in 2011 and no stock options have been granted to directors since 2003. All unexercised options held by Mr. Ellerbrook were granted to him while he was an executive of the Company. At the end of the fiscal year ended December 31, 2011, the following directors had unexercised nonqualified stock options:

(a)	Mr. Ellerbrook held the following unexercised nonqualified stock options, which he received when he was an executive of the company:

Grant Date	Expiration Date	No. of Shares	Exercise Price

1/1/2004	1/1/2014	71,000	$24.74
1/1/2005	1/1/2015	85,100	$26.63

(b)	Mr. McGinley held the following unexercised nonqualified stock options:

Grant Date	Expiration Date	No. of Shares	Exercise Price

5/1/2002	5/1/2012	1,384	$24.90
10/1/2002	5/1/2012	2,400	$22.37
5/1/2003	5/1/2013	3,900	$22.57

(c)	Ms. Wojtowicz held 3,900 unexercised stock options granted to her on May 1, 2003 with an expiration date of May 1, 2013 and an exercise price of $22.57.

(4)

This column includes dividends paid on stock unit awards in 2011, and matching of qualifying charitable contributions. The table below discloses the breakdown of payments in the All Other Compensation column:

2011 Director Compensation - All Other Compensation

		Directors
	Stock	Matching	All Other
	Unit	Policy	Compensation
Name	Dividend	Contributions	(4)($)

James H. DeGraffenreidt, Jr.	$2,468		$2,468
Niel C. Ellerbrook	$2,468	$2,500	$4,968
John D. Engelbrecht	$2,468		$2,468
Anton H. George	$2,468		$2,468
Martin C. Jischke	$2,468	$2,500	$4,968
Robert G. Jones	$1,877	$2,500	$4,377
Robert L. Koch II	$591	$3,000	$3,591
William G. Mays	$2,468		$2,468
J. Timothy McGinley	$2,468	$1,000	$3,468
R. Daniel Sadlier	$2,468	$2,000	$4,468
Michael L. Smith	$2,468	$5,000	$7,468
Jean W. Wojtowicz	$2,468		$2,468

Mr. Koch retired from the Board at the 2011 annual meeting of shareholders.

REPORT OF THE NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee (“Governance Committee”) is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance Committee has four members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the New York Stock Exchange (“NYSE”) rules. The Governance Committee met three times during the past fiscal year. At each meeting, the Governance Committee conducts an executive session without management present.

Scope of Responsibilities

The Governance Committee has a number of significant responsibilities which are set forth in its charter posted at www.vectren.com, including:

•	Serving as a conduit for shareholders and other interested parties to communicate with the non-employee members of the Board regarding nominees and other matters affecting Company business;

•	Overseeing the succession planning process for the office of Chief Executive Officer, senior management and the primary leadership of the Company’s subsidiaries and affiliates;

•	Monitoring other corporate governance matters, including periodically reviewing the Company’s Code of By-Laws and Articles of Incorporation as they relate to corporate governance;

•	Formulating recommendations concerning the composition, organization and functions of the Board and its committees;

•

Identifying and selecting qualified nominees for election to the Board, including assessing the viewpoint, background and demographics of nominees, and whether their presence on the Board would contribute to the overall diversity of the Board;

•	Recommending programs for continuing Board member education and development;

•	Establishing qualification criteria for service as a member of the Board, including “independence;”

•	Assessing the contributions of existing members of the Board for reelection;

•	Monitoring the effectiveness and functioning of the Board and its various committees;

•	Approving management participation on compensated third party boards of directors; and

•	Establishing compensation for non-employee members of the Board.

2011 Accomplishments

Throughout the year, the Governance Committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance, including governance-related items described in the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and those regulatory changes affecting listed companies established by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). These efforts by the Governance Committee are ongoing.

As required by the Governance Committee’s Charter, which is posted on the Company’s website at www.vectren.com, the Governance Committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance Committee concluded that two modifications, which are discussed later in this report, were advisable. The current Corporate Governance Guidelines are posted on the Company’s website at www.vectren.com.

The Governance Committee considers nominees for director, including nominees recommended by security holders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” beginning on page 9 of this proxy statement. The criteria considered by the Governance Committee and the full Board when assessing candidates are contained in the Company’s Code of By-Laws (“By-Laws”) and are also set forth in Appendix A of this proxy statement.

During the year, the Governance Committee provided ongoing oversight with respect to each Board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the Board, which were developed by the Governance Committee as required by the Company’s Corporate Governance Guidelines, and were approved by the full Board. The independence standards are set forth and discussed on pages 19-20 of this proxy statement. Based on these standards, the Board has determined that with the exception of Mr. Ellerbrook, who is the retired Chief Executive Officer of the Company, and Mr. Chapman, who is Board Chair, President and Chief Executive Officer of the Company, all members of the Board are independent.

During the year, the Governance Committee evaluated each Board member’s presence on committees in light of the applicable qualification requirements, including additional independence requirements pertinent to certain of the committees. Based upon this evaluation the Governance Committee recommended the composition and leadership of each committee to the full Board. Thereafter, those recommendations were adopted by the full Board.

During the year, the Governance Committee oversaw a formal communication process to ensure there is adequate information provided to the Board regarding actions taken by the boards of directors at the Company’s wholly-owned subsidiaries and affiliates. That process provides for quarterly management updates to the Governance Committee relative to these actions.

The Governance Committee oversees non-employee directors’ compliance with the stock ownership guidelines that have been established by the Board. Those guidelines are more fully discussed on pages 18-19 of this proxy statement. During the past year, stock ownership by directors was monitored and, as discussed on pages 18-19 of this proxy statement, as of February 10, 2012, each director, with the exception of Robert G. Jones, who was elected to the Board effective February 2, 2011, met the ownership threshold required by those guidelines. There is a five year transition period for compliance by new directors and Mr. Jones is still within that transition period.

During the year, the Governance Committee continued with the administration of the succession planning process for the senior management of the Company and the primary leadership of the Company’s subsidiaries and affiliates. The Governance Committee believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company, and is an integral part of the Company’s normal personnel planning activities. Reports on this process were provided to the Governance Committee during the year. On a regular basis the Chair of the Governance Committee provides updates on this subject to the Board as part of the executive session segments of Board meetings.

As part of their oversight of the succession planning process for the Chief Executive Officer position, the Governance Committee discussed during 2010 and again in 2011 the organizational structures that could result from Mr. Ellerbrook’s retirement, which occurred in May of 2010. In 2010, and following Mr. Ellerbrook’s retirement as Chief Executive Officer, the Governance Committee decided that he should have a continuing role as non-executive Chair of the Board during the transition of leadership to his successor, Mr. Chapman. Such a continuing role was provided for in Section 1.G. of the Corporate Governance Guidelines. Throughout the remainder of 2010 and in early 2011 the Governance Committee assessed the transition of leadership from Mr. Ellerbrook to Mr. Chapman and concluded that it was successful. As a result, the Governance Committee recommended to the Board that Mr. Chapman be elected Board Chair effective immediately following the 2011 Annual Meeting, subject to his reelection to the Board by the shareholders at that meeting. To ensure the maintenance of good governance practices, the Governance Committee also recommended that Mr. McGinley be elected as Lead director to assume that role immediately following the 2011 Annual Meeting, which would coincide with the retirement of the then Lead director Robert L. Koch, who retired from the Board last year. These recommendations were accepted by the Board and were acted upon on March 2, 2011. Thereafter, Mr. Chapman was reelected to the Board and he has served as Chair since the time of the 2011 Annual Meeting. Mr. McGinley has also served as the Lead director since that time. This subject is more fully discussed on page 10 of this proxy statement under the heading Board Leadership Structure.

In connection with the conclusion of the transition of leadership from Mr. Ellerbrook to Mr. Chapman, the Governance Committee also considered the continuing service by Mr. Ellerbrook as a member of the Board. Under the Corporate Governance Guidelines for the Company, following such a transition of leadership by the former Chief Executive Officer, it was uncertain whether it would be appropriate for that person to remain as a director. In order to clarify that such continued service could be appropriate based upon the facts and circumstances of each case, the Governance Committee recommended a change to the language in Section 1.G. of the Corporate Governance Guidelines, which was subsequently approved by the Board. In the case of Mr. Ellerbrook, the Governance Committee concluded that his significant business expertise, including his longstanding involvement with the energy industry, positioned him to continue to be a valuable contributor as a director. Under the Corporate Governance Guidelines, as revised, the Governance Committee has recommended that Mr. Ellerbrook be reelected by the shareholders at the Annual Meeting.

Under the oversight of the Governance Committee, formal Board development activities were undertaken during the past year. The Board conducted a multi-day development session where they heard presentations from various external professionals with respect to important issues affecting the Company. As part of that session, the Board also received in-depth presentations from senior management regarding industry issues and processes affecting the Company and its subsidiaries. In addition, some members of the Board attended training activities focused on the development of directors’ skills.

The Governance Committee is charged with oversight of compensation for the non-employee members of the Board. Periodically, the Governance Committee directs the preparation of an analysis of the continuing market competitiveness of that compensation. In early 2010 the Governance Committee had such an analysis prepared by Hay Group, Inc., which is the independent compensation consultant employed by the Compensation and Benefits Committee, and determined, based upon the results of that analysis, that the existing level of director compensation was not market competitive. The analysis included a review of the annual board retainer, board meeting attendance fees, committee retainers, committee meeting attendance fees, and equity grants. The analysis primarily relied upon a review of comparative data from the group of companies within the industry peer group that has been used by the Company to measure its performance and used by the Compensation and Benefits Committee when establishing executive compensation. Based upon the analysis and review of current market data, it was the conclusion of the independent consultant that the compensation to outside directors was well below both the average and the median for the Company’s peer group. In October of 2010, the Governance Committee took action in response to that information and recommended an increase in director compensation. That recommendation was adopted by the Board at its November meeting, with an effective date of January 1, 2011. During 2012, the Governance Committee would anticipate reviewing the appropriateness of the existing compensation for outside directors in light of current market data. Director compensation is more fully discussed on pages 12-14 of this proxy statement under the heading Director Compensation.

As the plan administrator of the Vectren Compensation At Risk Compensation Plan (“At Risk Plan”) with respect to compensation for non-employee members of the Board, the Governance Committee has made annual awards of restricted units for directors effective as of May 16, 2012 (subject to their reelection by the shareholders). The role of equity compensation as part of the total compensation provided to non-employee directors is more fully discussed beginning on page 12 of this proxy statement.

During the year the Governance Committee, with assistance from management, reviewed the institutional controls in place with respect to the Board’s oversight of the Company’s non-regulated business investments. Those controls had been implemented in 2000 at the inception of the Company’s operations. Based upon a review of practices employed by other enterprises comparable in size and scope to the Company, as well as the Governance Committee’s assessment of the Company’s existing non-regulated businesses and the Company’s strategic plans for that area, revised institutional controls were established and recommended for approval by the Board. Thereafter, the Board approved those controls and they are in use presently.

The Chair of the Governance Committee administered the annual Board performance evaluation process pursuant to which the Board critiqued its performance. The Chair of the Governance Committee then presented the evaluation results to the full Board. In response, senior management will develop an action plan that will be executed over the course of 2012.

During the year the Governance Committee conducted a review of available data relating to the appropriate retirement age, if any, for members of the Board. At the inception of this effort Section 1.H. of the Company’s Corporate Governance Guidelines prescribed a retirement age of age 72 for directors. Based upon on a review of practices employed within the energy and general industries, as well as the views of corporate governance firms, the Governance Committee concluded that it would be appropriate to extend that retirement age from 72 to 75. That recommendation was provided to the full Board and thereafter the Corporate Governance Guidelines were amended to reflect this change.

During the year, the Governance Committee, with assistance from independent legal counsel, reviewed the indemnification provisions for officers and directors contained within the Company’s organizational documents. Following the consideration of reports and advice from that counsel, the Governance Committee adopted a recommendation to the full Board that indemnification agreements, in a form as recommended by counsel, be adopted and entered into with each of the Board members and the named executive officers. Thereafter, the full Board approved that recommendation and those agreements were executed on behalf of the Company. The form of those agreements has been filed with the Securities and Exchange Commission by the Company.

At the February 2012 meeting of the Governance Committee, the committee confirmed that all Board committees had complied with their respective charters in 2011. At that same meeting the Governance Committee received a presentation regarding the distribution of responsibilities among the Board committees with respect to various compliance matters. During the remainder of the year, the Governance Committee anticipates overseeing the revision to other Board committee charters to reflect this distribution in order to ensure there is an appropriate level of oversight by the Board with respect to such matters.

During the year the Governance Committee amended Section III. B. of its charter to clarify it is the Board, and not management, that is charged with responsibility for the recruitment of new directors. Thereafter, the Governance Committee’s recommended changes were approved by the Board.

In connection with the 2012 Annual Meeting, and employing the qualification criteria set forth in the Corporate Governance Guidelines, as well as the director retention criteria approved by the Board, the Governance Committee evaluated all of the nominees who are standing for reelection. As a result of that process, the Governance Committee concluded that the full Board should recommend to the shareholders that, with the exception of Mr. William G. Mays, who is retiring at the 2012 Annual Meeting, all of the existing directors should be reelected. In addition, after reviewing benchmarking data regarding the size of boards for enterprises comparable in scale and scope to the Company, as well as assessing the strengths and experiences of the remaining Board members, the Governance Committee determined, at this time, to not propose a nominee to replace Mr. Mays. As a result, following the Annual Meeting the Code of By-Laws will be modified to reflect the reduction in the size of the Board from twelve to eleven members.

Share Ownership Policy

Our Company’s share ownership policy requires officers and non-employee directors to meet share ownership targets. The Governance Committee adopted that policy in 2000 and it provides a five year transition period for non-employee directors to comply with their applicable share ownership targets. The Board expects the covered persons to make ratable progress toward compliance each year. The program includes these key features:

•

Participants who are non-employee directors have a share ownership target based on a multiple of five times their annual cash retainer, which for the past year amounted to $225,000. As of February 10, 2012, all of the non-employee directors, excluding Mr. Jones, who is still in the transitional five year compliance period, exceeded the established ownership requirements. The Governance Committee reviews non-employee director stock ownership on an annual basis.

•

A participant may count toward his or her target the value of owned shares, phantom units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options, restricted shares and stock unit awards, with value based on the market price of our common stock.

Annual Committee Charter Review and Performance Evaluation

As required by the Governance Committee’s charter, in 2011 the Committee reviewed its charter and determined that one modification was advisable. That modification is discussed earlier in this report. Also, as required by the Governance Committee’s charter, the Governance Committee conducted an annual performance evaluation, the results of which have been discussed among the Governance Committee members.

Director Independence Standards

In determining director independence, the Board considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The Board considers the issue not merely from the perspective of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.

At a minimum, in making the independence determination, the Board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1. The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer,1 of the Company.

2. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3. (A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or, (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an

1     For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

In determining that the independent directors satisfied the above criteria, the Governance Committee considered the following transactions. In 2011, the Company purchased approximately $36,750 of advertising time from South Central Communications, Inc., a corporation in which Mr. Engelbrecht has an interest, which represents a very small percentage of that corporation’s 2011 revenues. In 2011, the Company had banking relationships with Old National Bank, of which Mr. Jones is President and Chief Executive Officer. The total fees paid for those relationships, which consist of approximately $147,000, represents a very small percentage of that corporation’s 2011 revenues. These fees were solely transactional fees and included: $54,000 in payments for participation in the $600 million VUHI and Vectren Capital Corp. syndicated credit facilities at the year end level of $15 million, in which Old National Bank was a non-lead bank; a $59,000 payment for provision of three letters of credit to Vectren Fuels, Inc. totaling about $5.8 million; a $34,000 payment for bank account service charges related to provision of the Vectren payroll account, which serves several subsidiary companies, provision of the account processing automated customer checking account drafts for Vectren South, provision of the miscellaneous customer billings lockbox account, and provision of the checking account used in connection with a not-for-profit energy payment assistance fund. In addition, Old National Bank purchased utility services from the Company which also did not represent a significant percentage of Old National Bank’s revenues. The Governance Committee determined that the amounts involved in these transactions were well below the levels provided in the director independence standards and were not material to the relevant directors or to any person or organization with whom they are affiliated.

Selection and Evaluation of Director Candidates

All director candidates must meet the requirements established by the Governance Committee from time to time and the director qualification standards included in the Company’s Corporate Governance Guidelines. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In considering director nominees, pursuant to its charter the Governance Committee considers diversity, including geographic as well as other considerations described below, as a key factor in selecting candidates for election to the Board. In discharging this responsibility, the Governance Committee assesses the viewpoint, background and demographics of the candidates. The Governance Committee seeks to create a board that is strong in its collective knowledge and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and other factors the Governance Committee deems appropriate. When considering a candidate, the Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes, including the matters discussed above, as well as ethnicity, race and gender. Specific selection criteria are set forth in the By-Laws and are also included in Appendix A.

Commitment

The Governance Committee is committed to ensuring that the Company implements and follows corporate governance principles that fulfill its responsibilities under its charter and to enhance, where appropriate, the Company’s corporate governance practices. The Governance Committee anticipates meeting at least three times in 2012.

Nominating and Corporate Governance Committee

J. Timothy McGinley, Chair,
James H. DeGraffenreidt, Jr.,
Anton H. George, and
William G. Mays

REPORT OF THE CORPORATE AFFAIRS COMMITTEE

The Corporate Affairs Committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the Company’s policies, practices and procedures as a responsible corporate citizen. The Corporate Affairs Committee consists of five members. The Corporate Affairs Committee met three times during the past fiscal year. At each meeting, the Corporate Affairs Committee conducts an executive session without management present.

Scope of Responsibilities

The Corporate Affairs Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

•	Overseeing policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations;

•	Overseeing policies, practices and procedures relating to public communications with key stakeholders, other than the financial community;

•	Overseeing policies, practices and procedures relating to community relations, including charitable contributions and community affairs;

•	Overseeing policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service;

•

Overseeing policies, practices and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, the attainment of workforce diversity, and compliance with employment related laws, regulations and policies and the promotion of a culture of safety; and

•	Overseeing policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environmental laws and regulations.

2011 Accomplishments

The Company’s environmental compliance and stewardship was considered at each meeting of the Corporate Affairs Committee. Presentations were provided regarding potential new or revised Environmental Protection Agency (“EPA”) regulations, including (1) regulation of fly ash as a hazardous material; (2) the Clean Water Act regulating discharges from power plants, and (3) new regulation of emissions from the Company’s coal fired electric generating units. Ongoing legal challenges to the effectiveness of certain EPA regulations were discussed. Reports were also provided on the status of former manufactured gas plant remediation activities and associated cost recovery efforts. In addition, the Corporate Affairs Committee received reports related to corporate sustainability initiatives, including the issuance of the Company’s inaugural Corporate Sustainability Report.

The Corporate Affairs Committee monitored activities related to the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation and Benefits Committee as a performance metric for annual incentive awards under the Company’s At Risk Compensation Plan (“At Risk Plan”). That performance metric is discussed further on page 39 of this proxy statement. The Corporate Affairs Committee also regularly received reports relative to the measurement of customer satisfaction as determined by the firm of J.D. Power and Associates. Reports were provided regarding the Company’s continued implementation of gas and electric efficiency programs and the Company’s utility call center performance. Management also regularly reported on ongoing regulatory proceedings before the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio.

The Corporate Affairs Committee monitored the activities of the Vectren Foundation. This monitoring included receiving regular reports regarding the Foundation’s activities in the Company’s operating areas.

The Company’s safety performance was monitored by the Corporate Affairs Committee. Considerable attention was given to vehicular safety training, the Company’s safety focus through communications to employees, as well as efforts that can and should be implemented to minimize workplace accidents and injuries. Safety performance is also used by the Compensation and Benefits Committee as a metric in establishing annual incentive payment awards under the At Risk Plan. That performance metric is discussed further on page 39 of this proxy statement.

The Corporate Affairs Committee monitored the Company’s employment practices. This monitoring included reports on negotiations related to a new labor contract at one of the Company’s operating utilities and the Company’s continuing employee diversity efforts. The Corporate Affairs Committee also received reports regarding the Company’s focus on its supplier diversity program.

Finally, legislative matters of importance to the Company at the federal level, as well as in Indiana and Ohio, were reviewed and discussed with the Corporate Affairs Committee.

Annual Committee Charter Review and Performance Evaluation

As required by the Corporate Affairs Committee’s charter, in late 2011 the Corporate Affairs Committee reviewed its charter and determined that while no modifications were necessary at this time, recommendations related to the scope of the committee’s compliance responsibilities would be made in 2012. Also, as required by the Corporate Affairs Committee’s charter, the Corporate Affairs Committee conducted an annual performance evaluation, the results of which will be discussed by the Corporate Affairs Committee at the next regularly scheduled meeting.

Commitment

The Corporate Affairs Committee is committed to ensuring that the Company conducts its operations consistent with being a good corporate citizen. The Corporate Affairs Committee anticipates meeting at least three times in 2012 to continue to focus on the matters set forth in its charter.

Corporate Affairs Committee

William G. Mays, Chair,
Niel C. Ellerbrook,
John D. Engelbrecht,
Martin C. Jischke, and
Robert G. Jones

REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE

The Audit and Risk Management Committee (“Audit Committee”) oversees the Company’s financial reporting process on behalf of the full Board. The Audit Committee currently consists of four members, who each satisfy the “independence” standard established by the full Board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the NYSE. The Audit Committee met six times during the past fiscal year.

Scope of Responsibilities

The Audit Committee operates under a written Audit and Risk Management Committee Charter containing provisions that address requirements imposed by the SEC and the NYSE. That charter is posted on the Company’s website at www.vectren.com. The Audit Committee’s responsibilities include the authority and the responsibility of:

•	Overseeing the integrity of the Company’s financial statements;

•	Overseeing the Company’s compliance with legal and regulatory requirements;

•	Overseeing the registered public accounting firm’s (independent auditor’s) qualifications and independence;

•	Overseeing the performance of the Company’s internal audit function (Corporate Audit) and independent auditor;

•	Overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

•	Overseeing the Company’s practices and processes relating to risk assessment and risk management.

2011 Accomplishments

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the financial statements and report of management on the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K. The Audit Committee also received reports from management with respect to each of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

Mr. Michael L. Smith serves as the Audit Committee designated “Audit Committee Financial Expert,” as previously determined by the Board of Directors. The appointment and designation were reviewed and approved by the Nominating and Corporate Governance Committee and confirmed by the Board of Directors.

The Audit Committee reviewed with the independent registered public accounting firm, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in such firm’s written disclosures made to the Audit Committee pursuant to the requirements of the Independence Standards Board.

The Audit Committee also discussed with the Company’s director of Corporate Audit and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the director of corporate audit and independent registered public accounting firm, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

During the year, the Audit Committee administered the Company’s policy regarding when and under what circumstances the Company can engage its independent registered public accounting firm to provide non-audit related services.

During the year, the Audit Committee received reports regarding risk management issues arising from the Company’s business. As part of this process, management periodically provided presentations to the Audit Committee regarding the matters considered by the Company’s Risk Management Committee.

During the year, the Audit Committee received reports from the Company’s legal counsel with respect to litigation, claims, and other legal matters potentially affecting the Company.

During the year, the Audit Committee was involved in monitoring the efforts undertaken by management to document, test and evaluate the Company’s system of internal controls over financial reporting in response to the certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

In early 2011, the Audit Committee reviewed and approved the Corporate Audit department work plan for activities to be undertaken by the department during 2011.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Codifications of Statements on Auditing Standards, AU380), as amended, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s independence, and has discussed with Deloitte & Touche LLP their independence.

Corporate Code of Conduct

As provided for in its charter, the Audit Committee is responsible for establishing, reviewing, and updating periodically a Corporate Code of Conduct (“Code”) and ensuring that management has established a system to enforce this Code. This process includes confirming that the Code is in compliance with all applicable rules and regulations. Additionally, processes have been outlined within the Code that provides Company employees and others with the ability to directly contact the Chair of the Audit Committee with issues arising under the Code. A copy of the Code is posted on the Company’s website at www.vectren.com. The Audit Committee reviews management’s monitoring of the Company’s compliance with the Code, and confirms that management has the proper review system in place to provide that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements. The Audit Committee also confirmed, with assistance from the Corporate Audit department, that during 2011 the members of the Board have complied with the Code. Additionally, the Company launched two new anonymous reporting mediums during 2011. Specifically, the Company deployed a new toll-free phone number and website to enhance the Company’s current reporting tools and to further support a culture of compliance.

Risk Management

As provided for in its charter, the Audit Committee, throughout the year, received and reviewed reports from management regarding enterprise risk issues affecting the Company and considered by management’s Risk Management Committee. This included a comprehensive and regular review of numerous business matters that present potential risks for the Company.

Sarbanes-Oxley Section 404 Compliance

Throughout the year the Audit Committee received and reviewed reports from the director of Corporate Audit regarding the Company’s ongoing compliance with Sarbanes-Oxley Section 404. The Audit Committee also received reports on this subject from the Company’s chief financial officer and chief accounting officer, as well as commentary from the Company’s independent registered public accounting firm with respect to the company’s compliance.

Delineation of Responsibilities Between Management, the Independent Registered Public Accounting Firm, and the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal controls over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal controls over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal controls over financial reporting.

The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal controls over financial reporting.

The Audit Committee’s responsibility is to monitor and review the processes performed by management and the independent registered public accounting firm. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee members are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm concerning the Company’s audited and unaudited financial statements, internal controls and related matters do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

2011 Form 10-K

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board that the audited consolidated financial statements of the Company and its subsidiaries for 2011 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

A copy of the Company’s 10-K is available without charge upon request. Send your request to:

Attn:	Investor Relations
Vectren Corporation
One Vectren Square
Evansville, IN 47708
vvcir@vectren.com

Reappointment of Deloitte & Touche LLP (“Deloitte”)

The Audit Committee considered and has recommended to the full Board that Deloitte be reappointed as the Company’s independent registered public accounting firm for fiscal year 2012. That recommendation calls for the reappointment to be subject to ratification by the shareholders of the Company at the 2012 Annual Meeting.

Annual Committee Charter Review and Performance Evaluation

As required by its charter, the Audit Committee reviewed its charter during 2011. Based on the review, no actions were taken to amend the charter for 2011. Also, as required by the Audit Committee’s charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed among the Audit Committee members.

Commitment

The Audit Committee is committed to ensuring that the Company implements and follows necessary and appropriate financial reporting processes. The Audit Committee anticipates meeting at least quarterly throughout 2012.

Audit and Risk Management Committee

Michael L. Smith, Chair,
James H. DeGraffenreidt,
R. Daniel Sadlier, and
Jean L. Wojtowicz

REPORT OF THE FINANCE COMMITTEE

The Finance Committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the financing activities of the Company’s utility and non-utility businesses. The Finance Committee consists of four members, all of whom are non-employee directors. The chair of the Finance Committee is Niel C. Ellerbrook. The Finance Committee met three times during the last fiscal year. At each meeting, the Finance Committee conducts an executive session with only Committee members present.

Scope of Responsibilities

The Finance Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

•

Acting within parameters established by the full Board with respect to the financing activities of the Company, including, as necessary or advisable, financing activities of one or more of its subsidiaries or affiliates;

•

Acting on behalf of the full Board in limited instances where it is not practical for the full Board to meet and take action with respect to finance matters and only within parameters prescribed and delegated by the full Board; and

•

Appointing from among management the members of the Company’s Investment Committee, which is charged with monitoring retirement plan investments; developing retirement plan investment policies; selecting and reviewing investment managers and investment advisors; reviewing the funded status of the pension plans; and recommending Company contribution levels. The Finance Committee is also kept informed of the general activities of the Investment Committee for informational purposes only, but does not make investment decisions, nor does it perform any functions delegated to the Investment Committee.

2011 Accomplishments

In the spring of 2011 the Finance Committee reviewed and approved the Company’s 2011 financing program. As part of this action, the Finance Committee received presentations from management regarding the Company’s credit ratings and capitalization ratios, as well as the forms of financing instruments that are available to the Company to effectuate both our short and long-term financing requirements. The Finance Committee received an overview of the state of the financial markets. At that meeting, the Finance Committee also received a report from management with respect the Company’s retirement plans, including the retirement plans of the Company’s non-regulated business subsidiaries. Those reports addressed investment criteria, fund performance, funding requirements and plan administration matters. The Finance Committee reviewed and provided input on the Company’s plans to renew and extend its credit facilities, as well as its efforts to execute long-term debt issuances in favorable markets to refinance maturing and callable long term debt and to reduce the reliance on short-term credit facilities. Finally, the Finance Committee reviewed the scope of responsibilities performed by “finance” committees of the boards of directors for companies that are within the Company’s peer group, which is described more fully on pages 41-43. After discussion and deliberation, as well as dialogue with the Lead director and the Nominating and Corporate Governance Committee, the Finance Committee concluded that its scope of responsibilities remains appropriate.

At the Company’s second meeting of the year the Finance Committee reviewed the status of the Company’s execution of the 2011 financing plans. They also reviewed and approved long-term debt refinancing activities by Vectren Utility Holdings, Inc. and the extension of the Company’s credit facilities for its regulated and non-regulated business operations.

At its third meeting of the year, the Finance Committee reviewed the status of the Company’s execution of its 2011 financing plans, as well as management’s recommended dividend level to be effective December 1, 2011.

Management also provided a report to the Finance Committee with respect to meetings that had been held with credit rating agencies. Finally, the Finance Committee received a report on the Company’s 2012 expected financing program.

Annual Committee Charter Review and Performance Evaluation

As required by the Finance Committee’s charter, in the first quarter of 2012 the Finance Committee reviewed the charter and determined that no changes were necessary or advisable at this time. Also, as required by the Finance Committee charter, the Finance Committee will conduct an annual performance evaluation at its first meeting in 2012, which is scheduled to occur in April.

Commitment

The Finance Committee is committed to overseeing the financing activities of the Company on behalf of the full Board and, in limited circumstances, to act on behalf of the Board with respect to financing matters when delegated authority to respond to certain circumstances. The Finance Committee is also committed to discharging its role with respect to the Company’s benefit plans, as more fully defined in the charter. The Finance Committee anticipates meeting at least two times in 2012 to continue to focus on the matters set forth in its charter.

Finance Committee

Niel C. Ellerbrook, Chair,
John D. Engelbrecht,
Robert G. Jones, and
J. Timothy McGinley

EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

Compensation and Benefits Committee

The Compensation and Benefits Committee (“Compensation Committee”) has five members and met three times in fiscal 2011. The Compensation Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the NYSE rules. The Compensation Committee members are also required to meet other independence requirements imposed by federal laws and regulations. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.vectren.com. At each meeting, the Compensation Committee conducts an executive session without management present.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish the base salary, incentive compensation and any other compensation for the Company’s President and Chief Executive Officer and the other executive officers of the Company;

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Administer the Company’s management incentive and stock-based compensation plans, and oversee the administration of the Company’s retirement and welfare plans and discharge the duties imposed on the Compensation Committee by the terms of the plans; and

•	Conduct the performance appraisal for the President and Chief Executive Officer; and perform other functions or duties that are deemed appropriate by the full Board.

Compensation decisions for the five named executive officers, which include the President and Chief Executive Officer and other executive officers of the Company, are made by the Compensation Committee. Decisions regarding non-equity compensation for other officers of the Company and the principal officers of the Company’s primary subsidiaries are made by the Company’s President and Chief Executive Officer and are reviewed and evaluated by the Compensation Committee. The Compensation Committee has engaged Hay Group, Inc. (“Hay Group”), an independent outside global human resources consulting firm, to conduct an annual review of the Company’s total compensation program (base salary, annual incentives and long-term incentives) for the named executive officers. At the Compensation Committee’s direction, Hay Group also provides advice with respect to the total compensation for the Company’s other officers, as well as the principal officers of the Company’s primary subsidiaries.

The agendas for meetings of the Compensation Committee are established by its Chair with assistance from the other members of the Compensation Committee, the Compensation Committee’s independent compensation consultant, and the Company’s President and Chief Executive Officer, Chief Financial Officer, and Chief Legal and External Affairs Officer and Secretary. Compensation Committee meetings are regularly attended by the President and Chief Executive Officer, Chief Financial Officer, Chief Legal and External Affairs Officer and Secretary, and the Vice President of Human Resources. The Compensation Committee’s Chair reports the Compensation Committee’s recommendations on executive compensation to the Board. Independent advisors, as directed by the Compensation Committee, support the Compensation Committee in its duties. In addition, one or more of the Company’s officers, as well as the Company’s Human Resources department, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Company’s Human Resources department is charged by the Compensation Committee with the task of executing the compensation plans and programs adopted by the Compensation Committee, as well as implementing changes in compensation levels as directed by the Compensation Committee. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary or advisable to assist in the fulfillment of its responsibilities.

Role of Board Chair, President and Chief Executive Officer in the Compensation Process

Compensation determinations for our five named executive officers, including the President and Chief Executive Officer, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman, the Chair of the Board, President and Chief Executive Officer. He provides recommendations to the Compensation Committee regarding the base salary, annual incentive and stock-based compensation opportunities for the other executive officers. He receives and reviews market data from the Compensation Committee’s independent compensation consultant. Mr. Chapman considers that data, as well as the overall performance of each officer, the officer’s contributions to the Company over the past year, the officer’s experience and potential, any change in the officer’s functional responsibility, and internal pay equity in making his recommendations. Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from its independent compensation consultant, and the Compensation Committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities under At Risk Compensation Plan (“At Risk Plan”) for officers are made by the Compensation Committee. The Chair of the Board, President and Chief Executive Officer provides recommendations with respect to those opportunities to the Compensation Committee for the Company’s officers and the principal officers of the Company’s primary subsidiaries.

The Chairman, President and Chief Executive Officer regularly attends Compensation Committee meetings to provide input as a representative of management. At each meeting the Compensation Committee goes into an executive session and excuses Mr. Chapman and any other members of management who may be present.

Share Ownership Policy

Our Company’s share ownership policy requires officers and non-employee directors to meet share ownership targets. The Compensation Committee adopted that policy in 2000 and it provides a five-year transition period for officers to comply with their applicable share ownership targets. The Compensation Committee expects the officers to make ratable progress toward compliance each year. The program includes these key features:

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Participants who are officers have a share ownership target based on a multiple of their base salary, which is two times base salary for Mr. Bohls, three times base salary for Messrs. Benkert, Christian, and Doty, and five times base salary for Mr. Chapman. As of January 24, 2012, all of the five named executive officers listed in the Summary Compensation Table exceeded the established ownership requirements. The Compensation Committee reviews executive officers’ stock ownership on an annual basis. As of January 24, 2012, all of the Company’s current officers who are subject to the share ownership policy either held the required level of shares or they were still in their five year compliance transition period. Moreover, based upon research conducted at the Compensation Committee’s direction, the Compensation Committee determined in early 2012 that the existing share ownership targets are in line with the market for such matters.

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A participant may count toward his or her target the value of owned shares, phantom units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options, restricted shares and stock unit awards, with value based on the market price of our common stock.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants. In accordance with this authority, the Compensation Committee engaged Hay Group as its independent compensation consultant for 2011. The Compensation Committee began its relationship with Hay Group in 2005. The representatives of Hay Group report directly to the Compensation Committee and in performing their engagements work under the direction and supervision of the Chair of the Compensation Committee. Once that work is completed, it is then reported to the entire Compensation Committee for review, discussion and, if appropriate, action by the Compensation Committee. As discussed at page 37 of this proxy statement, Hay Group is also engaged from time to time by the Nominating and Corporate Governance Committee to assist with the review and establishment of appropriate, market based compensation for the non-employee members of the Board. Under the direction and supervision of the Chair of the Compensation Committee, Hay Group provides market data concerning compensation of executives at comparable companies in order to assist the Compensation Committee in determining whether the compensation system is a reasonable and appropriate means to achieve the Company’s business objectives. From time to time, Hay Group is also engaged by the Compensation Committee to provide advice with respect to other elements of executive compensation, including providing regulatory updates and advice on the positions on compensation matters taken by corporate governance firms, as well as advice with respect to employment, change in control, severance and retention agreements, perquisites, and other arrangements and practices affecting executives. The Compensation Committee has reengaged Hay Group as its independent compensation consultant for 2012.

Early in 2011 the Compensation Committee codified its long-standing practice of providing that its compensation consultant must be independent. To ensure that occurs, the consultant can only perform work for the Company pursuant to an engagement of the Compensation Committee which provides that the work is performed under the direction and supervision of the Compensation Committee Chair, and work for the Nominating and Corporate Governance Committee with respect to the compensation for non-employee members of the Board. The policy, which is titled the Vectren Corporation Compensation Consultant Engagement Policy, is available on the Company’s website at www.vectren.com. This policy is also intended to ensure that the Compensation Committee remains in compliance with the independence requirements imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The Compensation Committee has developed internal controls to ensure compliance with this policy and as part of those controls at each meeting there is a detailed review of the work that has been performed by Hay Group since the prior meeting and confirmation that the work is in conformity with the engagements between the Compensation Committee and Hay Group. Recognizing the absence of guidance under the Dodd-Frank Act, the Compensation Committee believes that it is in compliance with the independence requirements discussed above.

Recoupment or Clawback Policy

Early in 2011, the Compensation Committee adopted a recommended pay recoupment or clawback policy which provides, under certain conditions, for the return of certain annual incentive compensation received by officers of the Company and its subsidiaries for a period of up to three years. Generally stated, those conditions are a material restatement of the Company’s consolidated financial statements for a prior period, which, if such restated financial statements had been in effect at the time that incentive compensation was paid would have resulted in a lesser payment. The policy is intended to position the Company to comply with the requirements of the Dodd-Frank Act in this area, recognizing that neither the SEC nor the NYSE have adopted rules implementing this part of the law. The policy explicitly acknowledges that upon the adoption of further guidance from these authorities, the policy will need to be revised. Given the pending uncertainty in this area due to the lack of definitive guidance from the SEC and the NYSE, the Compensation Committee reserved the right in the grant agreements for 2011 and 2012 awards of long-term incentive compensation issued under the At Risk Plan to subject those grants to any successor policy adopted by the Compensation Committee during the pendency of those grants. The Compensation Committee’s recommended pay recoupment or clawback policy has been approved by the Board and is available on the Company’s website at www.vectren.com.

Oversight of Company Benefits Plans

In addition to the responsibilities with respect to executive compensation, which are fully discussed in the Compensation Discussion and Analysis beginning on page 32 of this proxy statement, pursuant to its charter the Compensation Committee also has general oversight authority of benefit plans applicable to all employees and retirees. In furtherance of that charge, during 2011 the Compensation Committee received reports from management regarding retirement and welfare plans. The Compensation Committee anticipates continuing to receive such informational reports during 2012.

The Compensation Committee also received reports from management regarding ongoing efforts by the Company to continuously improve the design of its incentive plans applicable to the majority of employees. While the Compensation Committee does not directly administer those plans, it provides counsel to management with respect to plan design issues. The Compensation Committee anticipates continuing to perform such a role in 2012.

Employment Agreements

Over the course of 2011, the Compensation Committee, with assistance from Hay Group, reviewed the existing employment agreements between the Company and its officers, as well as the officers of certain of its primary subsidiaries. Based upon that effort the Compensation Committee concluded that certain provisions within those agreements were no longer consistent with the market and best practices for such arrangements. Those provisions included a mechanism that grossed up payments to officers following a change in control relating to excise taxes payable under Section 280G of the Internal Revenue Code and a mechanism which provided for a payment of benefits following a change in control under what is called a “single trigger” event, which allowed the executive to resign during a window period for any reason and receive severance. As a result of this effort, in December all of the existing employment agreements with the named executive officers and other officers of the Company and certain of its primary subsidiaries were terminated and replaced with participation by those officers in a corporate severance plan and the establishment of change in control agreements. Based upon advice from Hay Group, the Compensation Committee concluded that the plan and those agreements are in alignment with the market and best practices for such arrangements. Among the changes provided by those arrangements are the elimination of the gross up of the payout associated with the excise taxes mentioned above, and the change from a “single trigger” mentioned above to a “double trigger”. The “double trigger” requires both a change in control and subsequent termination by the Company or affiliate without cause or resignation for good reason to receive severance. The net effect of the adoption of the corporate severance plan and the change in control agreements was a significant reduction in benefits relative to what had been provided to executives under the employment agreements. This subject is more fully discussed on pages 50-51 of this proxy statement.

Perquisites

     Since the Company’s commencement of operations in 2000, the named executive officers and certain other officers were provided with nominal perquisites, with the maximum annual payout ranging from $3,000 to $5,000. During the past year, the Compensation Committee, with assistance from Hay Group, evaluated whether and to what extent this form of benefit should be continued. Even though Hay Group advised that the provided benefit was well below what is called for by the market and best practices with respect to perquisites, in December, the Compensation Committee determined that the benefit should be discontinued in its entirety and, as a result, provided participants in this program with a one-time adjustment in their base pay of between $3,000 and $5,000, with the exact amount determined by the level of perquisites they had been eligible to receive. This subject is more fully discussed on page 50 of this proxy statement.

Company’s Human Resources Advisory Committee

     The Company has a Human Resources Advisory Committee (HRAC) that is composed solely of management and is focused upon establishing policy with respect to human resource matters. Under its charter, the Compensation Committee is charged with appointing the membership of the HRAC. Each year the Compensation Committee reviews the membership of the HRAC, and, with input from the Chairman, President and Chief Executive Officer, selects members of management to serve on that committee.

Regulatory Updates and Governance Practices

     Throughout 2011 the Compensation Committee regularly received updates from Hay Group regarding regulatory developments in the area of executive compensation. Those updates also addressed executive pay and governance practices as established by corporate governance rating firms. In establishing the executive compensation program that is more fully described in the Compensation Discussion and Analysis beginning on page 32 of this proxy statement, the Compensation Committee is ever mindful of these regulatory developments and executive pay and governance practices and endeavors to ensure that the Company’s executive compensation program is in alignment with those developments and practices.

Deductibility of Executive Compensation

     In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which disallows corporate deductibility for “compensation” paid in excess of one million dollars to the Chief Executive Officer and other three highest paid executives unless the compensation is “qualified performance-based compensation”, which includes a requirement that it be payable solely on achievement of objective performance goals. The At Risk Plan, as re-approved by our shareholders in May 2011, has been structured to give the Compensation Committee the discretion to award compensation which satisfies the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code. Consequently, the Compensation Committee intends to the extent practical and consistent with the best interests of the Company and its shareholders to use compensation policies and programs that preserve the tax deductibility of compensation expenses. The At Risk Plan also requires deferral of any payment to these executives if the deduction would be eliminated by Section 162(m) until the deduction would no longer be eliminated or the executive officer separates from service. The delayed payment is automatically transferred to our nonqualified deferred compensation plan. In the case of Mr. Chapman, the Chair of the Board, President and Chief Executive Officer, a portion of his 2011 compensation has been deferred pursuant to this provision.

Compensation Discussion and Analysis

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference to the Company’s Annual Report on Form 10-K.

Annual Committee Charter Review and Performance Evaluation

     As required by the Compensation Committee’s charter, late in 2011 the Compensation Committee reviewed the charter and determined that no modifications were necessary or advisable. Also, as required by the Compensation Committee’s charter, the Compensation Committee has conducted an annual performance evaluation, the results of which have been discussed with the Compensation Committee.

     The Compensation Committee expects to meet at least three times in 2012.

Compensation and Benefits Committee

Jean L. Wojtowicz, Chair,
Anton H. George,
Martin C. Jischke,
R. Daniel Sadlier, and
Michael L. Smith

COMPENSATION DISCUSSION AND ANALYSIS

     In this “Compensation Discussion and Analysis” section the terms “we,” “our,” and “us” refer to Vectren Corporation and the term “Committee” refers to the Compensation and Benefits Committee of Vectren’s Board of Directors.

Forward-Looking Statements

     The following discussion and analysis contains statements regarding our future and individual performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

     The following is an overview of our Compensation Discussion and Analysis. A more detailed disclosure follows this summary.

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The primary objectives of our compensation program are paying for Company performance, individual performance, level of job responsibility and attracting and retaining successful, high achieving employees.

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In order to ensure that we are achieving our compensation program objectives, the Committee uses performance measures to assess our performance and financial and strategic achievements to evaluate the performance of the Chief Executive Officer. The Chief Executive Officer assesses the individual performance of all other named executives officers and presents a performance assessment and compensation recommendation to the Committee for review. The Committee also, with the assistance of its independent compensation consultant, reviews peer group data benchmarks annually to determine that the executive compensation programs are competitive.

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The total compensation program for executives includes base salaries, annual and long-term incentive opportunities and retirement and welfare benefits. Prior to 2012, our policy with regard to perquisites set limits for senior executives at $5,000 and required a 20% co-payment on all eligible expenses, which were primarily restricted to personal financial planning and wellness initiatives. On December 20, 2011, the Committee elected to discontinue our policy with regard to perquisites for the executive officers and other officers effective January 1, 2012.

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On February 14, 2011, the Committee in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act and on the advice of its independent compensation consultant adopted a policy to recoup or clawback future annual incentive compensation paid to current and former officers that resulted from a material restatement of financial statements. The Committee expects to review and refine, if necessary or advisable, this policy after the SEC provides guidance on how to address recoupment under the Dodd-Frank Act.

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While all executives receive a mix of short-term and long-term incentive compensation, a greater portion of compensation that can be earned by our named executives is tied to long-term performance because they are in a position to have greater influence on long-term results. A significant portion of compensation that can be earned by our named executives is directly related to Company performance-based goals that are established by the Committee.

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During 2011 the Committee, with the assistance of its independent compensation consultant, reviewed the market competitiveness of our employment, termination and change in control benefits arrangements with our named executive officers and other officers. On December 20, 2011, the Committee, with approval from the Board of Directors, approved the termination of the current employment agreements with the named executive officers and certain other officers. Effective December 31, 2011, the employment agreements were terminated by us and the executive officers and exchanged for new change in control agreements and participation in a severance plan. The severance plan and change in control agreements are discussed in detail on pages 50-51. The purpose of the change was to establish pay multiples, other post employment benefits and post-employment restrictive covenants consistent with the market and best pay practices, and to provide the Committee with greater flexibility to modify the terms as market practices change. This includes, for example, a reduction in most pay multiples, the use of a double trigger upon a change in control, such that payments are only made upon a change in control and qualified termination of employment, eliminating the excise tax gross-up feature and establishing a modified severance payment cap whereby the severance payment would be reduced to a level below the Section 280G safe harbor amount if the executive would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

     To align executive interests with those of our shareholders, we link compensation to pay for performance by the use of short-term and long-term compensation opportunities. The short-term incentive is paid in cash and is primarily measured by our earnings performance. The 2011 performance goals for the short-term incentive included our Earnings Per Share (“EPS”), customer satisfaction, conservation, safety and equivalent availability. The Committee also establishes an EPS trigger which must be met before payments are made. The 2011 long-term incentive grants to executives consisted solely of performance-based stock units. The long-term grant performance measurement was spread equally between (1) our total shareholder return performance against our peer group and (2) our return on equity performance against pre-established performance goals.

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The Committee approves all final compensation decisions for executives. The Committee, with the assistance of its independent compensation consultant, Hay Group Inc., annually reviews each executive’s base pay, annual incentive and long-term equity incentive to ensure the Company’s pay practices are appropriate and in line with the market.

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We have a nonqualified benefit restoration plan open to all executives that restores the benefits that are lost due to Internal Revenue Service (“IRS”) limitations. In addition, we have an unfunded supplemental retirement plan. Participation in this plan is frozen and only four active employees are participants. Messrs. Chapman, Benkert, Christian and Doty are grandfathered into this plan. Mr. Bohls is not entitled to any benefits under this plan.

Objectives of Vectren’s Compensation Programs

The primary objectives of our executive compensation programs are as follows:

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Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns because those employees have more ability to affect the Company’s results.

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Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other employers who compete with us for talent. Our compensation programs are designed to be competitive with market practices for comparable sized companies in the U.S. utility and industrial markets, with the data that we take into consideration weighted 75% and 25%, respectively, to approximate our mix of utility and non-utility businesses.

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Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier Company and individual performance; likewise, when Company performance lags the industry and/or individual performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced.

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While all executives receive a mix of both annual and long-term incentives, executives at higher levels have an increasing proportion of their compensation tied to long-term performance because they are in a position to have greater influence on long-term results.

In assessing the appropriate overall compensation level for our executive officers, the Committee considers numerous factors and challenges facing our business, including:

•	Our need to attract and retain effective management;

•	The competitive markets in which we operate;

•	The economic conditions and resulting business challenges in the Midwest compared to other regions of the country;

•	The increasing environmental regulation of our operations and the resulting impact on the cost of our products and services and our customers’ ability to pay for the services they receive;

•	The challenges and potential cost to access capital to finance our ongoing operations;

•	The impact of the increasingly volatile energy markets; and

•	The importance of our non-utility businesses to our overall long-term success.

Executive Compensation Strategy and Process

The Committee has established a number of processes to assist it in ensuring that our executive compensation program is achieving its objectives. Among those are:

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Assessment of Company Performance.   The Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Committee considers various measures of Company and industry performance, including earnings per share, return on equity and total shareholder return.

The Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Committee has established specific Company performance measures, against which actual performance determines the size of payouts under the Company’s incentive programs.

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Assessment of Individual Performance.   Individual performance has a strong impact on the compensation of all employees, including the Chief Executive Officer and the other executive officers. Annually, each member of the Board completes a comprehensive evaluation of the CEO’s performance on a range of different performance measures including both financial and strategic achievements. The Chair of the Committee then reports the results of this process to the full Board in executive session. The Committee meets to summarize and discuss the results of the evaluation process. For the other named executive officers, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer and also exercises its judgment based on the Board’s interactions with the executive officer. As with the Chief Executive Officer, the performance evaluation of these executives is based on achievement of objectives by the executive and the Company, their contribution to the Company’s performance and other leadership accomplishments.

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Benchmarking.   The Committee uses peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when the Company achieves the targeted performance levels. The individual’s relative position is driven by individual and Company performance. The peer group criteria are described in detail on pages 41-42.

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Total Compensation Review.   The Committee annually reviews each executive’s base pay, annual incentive and long-term equity incentives with the guidance of the Committee’s independent consultant. In addition to these primary compensation elements, the Committee reviews the deferred compensation programs, perquisites and other compensation and payments that would be required under various severance and change-in-control scenarios.

     While the Committee reviews internal pay equity, it does not adhere to any multiple of pay policy or maximum or minimum levels of compensation.

Material Differences in Compensation Policies for Individual Named Executive Officers

     The Committee conducts an annual performance review of the Chief Executive Officer based on his achievement of objectives, contributions to the Company’s performance and leadership accomplishments. As discussed above, for the other named executive officers, the Committee receives a performance assessment from the Chief Executive Officer and exercises its judgment based on the Board’s interaction with the particular executive officer. As noted above under the caption “Executive Compensation Strategy and Process,” compensation is based on the level of job responsibility, Company performance and individual performance. In addition, as part of the benchmarking process the Committee reviews market information for Vectren’s peer group of companies, listed on page 42 of this proxy statement, with respect to the levels of compensation for executive positions similar to those held by our named executive officers. Market comparability is an important factor in determining the amount of compensation awarded to the individual named executive officer. Market data reflects that the chief executive officers of our peer companies are paid higher, and with a greater proportion of at risk compensation, than other executive officers at those same peer group companies.

Compensation of the CEO

     In May of 2010, the Committee met to review and establish the compensation that would be effective for Mr. Chapman following his assumption of the role of Chief Executive Officer effective June 1, 2010. With assistance from its independent compensation consultant, the Committee decided that beginning June 1, 2010

Mr. Chapman’s base salary should be increased to $600,000. The Committee acknowledged that this amount was substantially below the market for this position, and committed to review the level of compensation again in 2011. In 2011, the Committee increased Mr. Chapman’s base salary to $650,000, and increased Mr. Chapman’s annual incentive opportunity at target under the At Risk Plan to 100%. The 2011 base salary amount and the 2011 incentive payment are shown in the Summary Compensation Table on page 43 of this proxy statement.

Monitoring of the Company’s Pay Practices

     The Committee is mindful of the need to ensure that our pay practices are appropriate and in line with the market for executive compensation. With regard to perquisites, we had a policy that limited our obligation on all expenses (to an annual maximum of $5,000 for eligible perquisites with a required 20% co-payment). Furthermore, only financial, tax and estate planning and wellness related expenses were eligible for reimbursement. In December, the Committee determined that the benefit should be discontinued in its entirety and, as a result, provided participants in this program with a one-time adjustment in their base pay of between $3,000 and $5,000, with the exact amount determined by the level of perquisites they had been eligible to receive. Executives are not permitted to use our airplane for personal use, nor do we provide for tax reimbursement for executive life insurance or other such benefits.

     Using its independent compensation consultant, the Committee designs total compensation packages which ensure that any differential between the pay for the CEO and the other named executive officers is market based and is not excessive.

     As discussed in more detail on pages 38-43 of this proxy statement, under the oversight of the Committee the compensation programs employ multiple metrics, have absolute caps and with respect to metrics tied to annual earnings have a minimum earnings threshold, all of which are intended to minimize risk taking related to compensation arrangements that would be disadvantageous to us and our stakeholders.

     Prior to 2012, we had a limited number of employment agreements, none of which provided guarantees for salary increases or non-performance-based bonuses or other forms of compensation. In 2010, the Committee began a thorough market-based review of those agreements, as well as the change in control arrangements, which are more fully discussed on pages 50-51 of this proxy statement, to determine if they are in line with market and best pay practices. On December 20, 2011, the Committee, with approval from the Board of Directors, approved the termination of the current employment agreements with the named executive officers and certain other officers. Effective December 31, 2011, the employment agreements were terminated and exchanged for new change in control agreements and participation in a severance plan.

     The performance metrics used in our incentive plans are designed to be compliant with the requirements of Section 162(m) of the Internal Revenue Code and have not been changed during performance periods to accommodate degradations in performance. With respect to long-term incentive grants that are tied to our common stock, cash dividends are not paid during the performance period and, instead, these dividend amounts are accrued and are at risk dependent upon the performance of the underlying grant.

     Under the Insider Trading Policy that has been approved by the Board, executives and others subject to that policy are prohibited from engaging in hedging transactions or forms of speculation with respect to the Company’s common stock.

Shareholder Say-on-Pay Votes

     We provide our shareholders with the opportunity to cast an annual vote to approve a non-binding advisory resolution approving the compensation of our named executive officers. At our annual meeting of shareholders held on May 11, 2011, approximately ninety-four percent (94%) of the votes cast at the meeting were voted in favor of the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis. The Committee believes this affirms shareholders’ support of our approach to executive compensation, and the Committee did not change its approach in 2011. The Committee will continue to consider the outcome of our non-binding proposal to approve the compensation of our named executive officers when making future compensation decisions. Notwithstanding the affirmation of our executive compensation practices, the Committee took the following actions consistent with market and best pay practices: the elimination of the executive perquisites policy effective 1/1/2012; the elimination of the excise tax gross-ups; the elimination of a single trigger upon a change in control, where the executive could resign during a window period for any reason and receive severance and, instead, the use of a double trigger upon a change in control, which payments are only made upon a change in control and qualified termination of employment; and the reduction of certain severance multiples.

Compensation Consultant

     The Committee has the authority under its charter to retain outside consultants to provide assistance. In accordance with this authority, the Committee engaged Hay Group, Inc. (“Hay Group”) as its independent consultant for 2011. Hay Group has been the Committee’s independent consultant since September of 2005. The consultant reports directly to the Committee and attends the regularly scheduled Committee meetings. The Committee restricts the scope of its engagement of Hay Group to executive compensation and other compensation and benefit matters that are reported to the Committee. As more fully discussed on pages 29-30 of this proxy statement, in February 2011, the Committee approved the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy which ensures that the consultants engaged by the Committee remain independent of the Company and its management. Hay Group may also perform services for the Nominating and Corporate Governance Committee regarding a market competitiveness analysis of non-employee director compensation. An analysis of non-employee director compensation was not performed during 2011 but was performed during 2010.

     The independent compensation consultant provides an additional measure of assurance that our executive compensation program is a reasonable and appropriate means to achieve our objectives. The independent compensation consultant’s role is to advise the Committee on all executive compensation matters, including the following:

•	Executive compensation philosophy and strategy;

•
Executive compensation market analysis, which includes an annual competitive comparison of our pay levels to market practice for base salary, total cash compensation (base salary plus annual incentive) and total direct compensation (total cash compensation plus long–term incentive opportunities);

•	Executive compensation incentive plans, employment agreements, severance and change in control benefits, targets and performance measures; and

•	Rules, regulations and developments in executive compensation.

Role of Management in the Compensation Process

     Compensation determinations for our named executive officers, including our President and Chief Executive Officer, are made by the Committee. The Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman, the Chairman, President and Chief Executive Officer. He provides recommendations to the Committee regarding the base salary, annual incentive and long-term stock-based incentive opportunities for the other executive officers. He receives and reviews market data from the Committee’s independent compensation consultant. Mr. Chapman considers that data, as well as the overall performance of each officer, the officer’s contribution to the Company over the past year, the officer’s experience and potential, and any change in the officer’s functional responsibility, and after he takes internal pay equity into account he makes his recommendations to the Committee. Mr. Chapman’s recommendations are reviewed by the Committee with assistance from its independent compensation consultant, and the Committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for officers are made by the Committee. The Chairman, President and Chief Executive Officer and other members of management in attendance at Committee meetings are excused when decisions regarding their compensation are discussed by the Committee.

Elements of Vectren’s Compensation

     Our total compensation program for officers includes base salaries, annual and long-term incentive opportunities under the At Risk Plan and retirement and welfare benefits.

Base Salary

     Base salaries are the non-variable element of cash compensation and are set relative to each position’s functions and responsibilities, with the intention of being competitive with market practices. Market data is provided to the Committee by its independent compensation consultant. Establishing market-aligned salaries provides an objective standard by which to judge the reasonableness of our salaries, maintains our ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded. The base salary paid in 2011 to our named executive officers is shown in column (c) of the Summary Compensation Table on page 43 of this proxy statement. For 2009 and 2010, excluding Mr. Chapman in 2010 who was promoted to the office of Chief Executive Officer in that year, none of our corporate officers, including the named executive officers, received a base salary increase. This base salary freeze for officers was approved by the Committee and, in the case of our named executive officers, approved by our Board. Management proposed the officer base salary freeze in recognition of the difficult economic conditions and to give us greater ability to provide 2009 and 2010 base salary adjustments to the rest of our employees.

     In the case of Mr. Chapman, upon his assumption of the responsibilities as CEO, his base salary and annual incentive target were adjusted, although the results of the adjustments were substantially below market for the position. This subject is more fully discussed beginning on page 35 of this proxy statement.

Annual Incentive Compensation

     Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is linked to our performance and shareholder returns. Accordingly, all of our officers have a significant portion of their total compensation at risk. Participation in the shareholder-approved At Risk Plan, which includes the Chief Executive Officer, is extended to officers and other key employees designated by the Committee in light of the roles that they play in achieving financial and operating objectives. The At Risk Plan provides for the payment of at risk annual and long-term compensation in the form of cash, stock options, restricted stock, stock appreciation rights, performance awards and stock unit awards.

     Annual incentive opportunities under the At Risk Plan are based on the Committee’s annual review of prevailing practices for comparable positions among similar companies of comparable size. The Committee determines the potential annual incentive award and bases the target award upon a percentage of each participant’s base salary. During the past year, target annual incentive opportunities for executive officers, excluding the Chief Executive Officer, ranged from 50% to 60% of base salary.

     The following table summarizes the executive officers 2011 target annual incentive opportunity and the weighting of performance metrics used by the Committee to determine the 2011 annual incentive opportunity under the At Risk Plan for the named executive officers included in the Summary Compensation Table:

	Consolidated	Customer			Equivalent	Target Payout
Executive	EPS	Satisfaction	Conservation	Safety	Availability	(% of base salary)(1)

Carl L. Chapman	70%	10%	10%	10%		100%
Jerome A. Benkert, Jr.	70%	10%	10%	10%		60%
Ronald E. Christian	70%	10%	10%	10%		60%
William S. Doty	60%	10%	10%	10%	10%	55%
John M. Bohls	100%					50%

(1) Additional information on the range of annual incentive payouts can be found in the 2011 Grants of Plan-Based Awards Table on page 45.

•	Consolidated EPS—measures our achievement of specified earnings per share levels.

•	Customer Satisfaction—measures our achievement of specified levels of customer satisfaction based upon three measures:

• ASA or “Average Speed to Answer”—measures speed of answer for our Customer Contact Center;

• Perception—measures customer perception of our customer service; and

• Contact—measures the satisfaction of customers we have recently served.

•	Conservation—measures the achievement of gross therm savings in our service territories due to gas conservation programs in effect in Indiana and Ohio.

•	Safety—measures the minimization of DART (days away or restricted days or job transfer) incidents at the utility business.

•	Equivalent Availability—measures the achievement of a specified level of equivalent availability at our wholly-owned, coal fired electric generation facilities.

     For each metric, a range of performance levels and corresponding award levels was established for 2011: threshold (zero payment), target (a percentage of base salary), and maximum (two times target). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of predetermined target performance levels. The Committee has authority to decrease, but not increase, a payout to the executive officers included in the Summary Compensation Table.

     For 2011, the Committee established a trigger mechanism for the payout of the annual incentive to officers. In order to achieve a payout under the At Risk Plan for 2011, the threshold of consolidated EPS of $1.50 was required to be achieved to trigger any payment upon satisfaction of the criteria for customer satisfaction, conservation, safety and equivalent availability. The Committee reserved the discretion to adjust EPS for certain predetermined events, none of which occurred in 2011. Actual 2011 results for the executive officers were as follows: Consolidated EPS 76.67% of target; Customer Satisfaction 131.33% of target; Conservation 200% of target; Safety 200% of target; and Equivalent Availability 156.67% of target. The annual incentive amount paid to each named executive officer is reflected in Column (g) of the Summary Compensation Table.

     For 2012, the Committee elected to employ the same performance metrics that were used in 2011, except for replacing the Average Speed of Answer measure as defined above within the Customer Satisfaction metric with an efficiency and effectiveness measure of replying to customer calls, enhancing the Conservation metric as described above with an electric conservation measure and adjusting the EPS measure to exclude 90% of any gains or losses realized from business exit transactions and to exclude incentive impacts resulting from discontinued operations. The EPS adjustment is intended to incentivize focus on operational business performance from continuing operations. The efficiency measure is defined as the percentage of calls answered within a specified time, and the effectiveness measure is defined as the percentage of customer transactions completed in the first call or contact. The electric conservation metric measures the success of electric conservation programs in effect in Indiana. The Committee again established a trigger mechanism for the payout of the annual incentive to officers. In order to receive a payout under the At Risk Plan for 2012, the threshold of consolidated EPS of $1.55, including the effects of the 90% rule discussed above, must be achieved to trigger any payment upon the satisfaction of the criteria for customer satisfaction, conservation, equivalent availability and safety. It was also determined by our management that in 2012 this trigger mechanism will again be extended to the annual incentive paid to all employees, excluding our customer service call center representatives, employees of non-utility businesses that do not employ Company EPS as a performance metric and union employees, as their benefits are subject to collective bargaining agreements.

     The table below shows the metrics and various performance goal levels for the 2012 annual incentive opportunity:

						Conservation (Gas/Therms 000’s,
						Electric/MWhs 000’s)
		Customer Satisfaction
	Consolidated							Electric-	Electric-		Equivalent
	EPS	Efficiency	Effectiveness	Perception	Contact	Gas-IN	Gas-OH	Plus	Core	Safety	Availability

Threshold	$1.55	78%	83%	93%	92%	2,100	675	13	32	28	85.1%
Target	$1.85	82.7%	88%	95%	94%	2,800	900	17	43	22	88.1%
Maximum	$2.15	90%	92.1%	97%	96%	3,100	1,000	19	47	10	91.1%

     In February 2011 the Committee adopted the Vectren Corporation Annual Incentive Payment Recoupment Policy. Under this policy, the Committee will seek reimbursement of post-2010 annual incentives paid under any annual incentive plan to any current or former officer of the Company, including its subsidiaries and affiliates, in the event of a material restatement of financial results due to material noncompliance with SEC financial reporting requirements and as defined in the policy. This policy is more fully discussed on page 30 of this proxy statement.

     Long-Term Incentive Compensation

     The purpose of the long-term incentive opportunity under the At Risk Plan is to retain our officers and key employees, motivate the attainment of our long-term growth and profit objectives and focus on the attainment of shareholder value. Under the At Risk Plan, the Committee determines the executive officers, as well as other officers and key employees, to whom grants will be made and the percentage of each officer’s base salary to be used for determining the amount of the grants to be awarded. The amount of an officer’s total compensation that is granted in equity opportunities is based on industry market practices, our business strategies, the individual’s scope of responsibility and the individual’s ability to impact total shareholder return and return on equity.

     Like the potential cash payment that may be received as the annual incentive opportunity under the At Risk Plan, this component of total compensation is also performance driven and totally at risk. Actual award payouts are a function of achievement of predetermined target performance levels.

     In 2001, our shareholders approved the adoption of the At Risk Plan, and in 2006, our shareholders reapproved the restated At Risk Plan. The At Risk Plan was reapproved by our Board on March 2, 2011 and by our shareholders on May 11, 2011. As of December 31, 2011, the At Risk Plan reserves approximately 3.55 million shares for issuance.

     In 2003, the Committee began a practice of granting equity awards annually. Since 2003, the decision to provide equity awards to our executives has been made in December with an effective date of January 1 the following year. The January 1 grant date aligns our equity awards and related performance goals with our fiscal year and business strategies, strengthening the linkage between our executive compensation programs and actual performance. However, due to the volatile economic market conditions in 2009, the Committee decided to postpone the granting of the 2009 awards until February 2009 in order to afford more time for a review of the Company’s incentive designs and goal-setting process in a rapidly changing economy. For the 2010, 2011 and 2012 awards, the Committee returned to the practice of deciding to provide equity awards to our executives in December, with an effective date of January 1 the following year.

     The Committee decided effective with the January 1, 2006 grant to move away from grants of a combination of stock options and performance-based restricted stock to solely performance-based restricted stock, and, effective January 1, 2008, added a performance-based stock unit award alternative. As of 2009, the Committee awarded only performance-based stock unit awards to the officers. The movement away from stock options to performance-based restricted stock and stock unit awards was intended to accomplish the following:

•	Link a greater portion of long-term incentive compensation to predetermined performance goals (i.e., relative total shareholder return and earned return on equity performance); and

•	Manage and control future share usage for incentive compensation plan purposes.

     In 2010, the Committee added a one-time grant of time-vested stock unit awards to all officers, except for the former CEO, in addition to performance-based stock unit awards. The rationale for this additional grant was that, for 2010, the Committee, in response to a recommendation from management, determined to continue to freeze the base salaries of the officers, including the CEO. The action was undertaken in recognition of the ongoing difficult economic conditions in the areas where the Company’s businesses operate. The purpose of the time-vested stock units was to offset the detriment of the second year of a base salary freeze. The mix of long-term grants in 2010 to all officers, except to Mr. Ellerbrook, who was then the CEO, was 90% performance based and 10% time-vested stock units.

     After consultation with its compensation consultant in 2009, the Committee determined that, rather than paying cash dividends on the performance-based stock unit awards, cash dividends would automatically be converted into a number of shares of performance-based stock units determined by dividing the amount of the dividend by our closing price on the NYSE on the dividend date. These stock unit awards are at risk and subject to the same restrictions on transferability and forfeitability and performance measurements as the underlying stock unit awards with respect to which the dividends are paid. This practice has been employed for performance-based grants since 2009.

     The Committee uses a peer group of companies for benchmarking, which is reviewed each year by our independent compensation consultant to ensure the group aligns with our attributes and business model. In order to be included in the 2011 peer group, a company needed to satisfy all of the following criteria:

A)	Be included in one of the following SIC Codes:

4911: Electric Services,

4931: Electric & Other Services Combined and

4932: Gas & Other Services Combined.

B)	U. S. domiciled;

C)	Minimum 3-year operating history of current company or predecessor company;

D)	Owns gas and electric distribution assets;

E)	3-year average utility operations contribute 50% or more of utility and nonutility earnings;

F)	3-year average market capitalization greater than $0.5 billion and less than $8.0 billion;

G)	Company must qualify on the date of the award; and

H)	Deletions to the peer group after grant awarded only if SIC changes, the Company is acquired, nonutility grows beyond 50% or Company is no longer U.S. domiciled.

Our SIC Code is 4932.

The peer group utilized for the January 1, 2011 grant consists of the following companies:

ALLETE, Inc.	Alliant Energy Corporation

Ameren Corporation	Avista Corporation

Black Hills Corporation	CenterPoint Energy, Inc.

CH Energy Group, Inc.	CMS Energy Corporation

DTE Energy Company	Empire District Electric Company

Integrys Energy Group, Inc.	NiSource Inc.

Northeast Utilities	NorthWestern Corporation

NSTAR	NV Energy, Inc.

Pepco Holdings, Inc.	SCANA Corporation

TECO Energy, Inc.	UniSource Energy Corporation

Wisconsin Energy Corporation

     For 2011, the number of performance-based stock unit awards granted by the Committee at its December 2010 meeting was intended to provide each of our named executive officers with a market-aligned long-term incentive value consistent with our compensation philosophy. The number of performance-based stock units awarded to each executive in 2011 was calculated using the following assumptions (1) our closing stock price on the NYSE on December 3, 2010 discounted for risk of forfeiture over the three-year performance period and over the additional one-year vesting period, (2) annual dividend rate of $1.38 and (3) reinvestment of dividends subject to achievement of performance goals. The grants of performance-based stock units were effective as of January 1, 2011. The ultimate amount of these grants earned will be determined equally by (1) our total shareholder return performance relative to the peer group listed above, and (2) our earned return on equity performance with an absolute measure set at a threshold of 8%, a target of 10% and a maximum of 12%. The targets for 2011 return on equity measurements were weighted predominately by utility targets established with reference to authorized regulatory returns and, to a lesser degree, by the higher risk-adjusted non-regulated return on equity targets established by the Committee as appropriate for that portion of our overall portfolio. The performance period is three years. Each metric has an equal weight. The Committee will employ linear interpolation to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be a complete forfeiture of that portion, while performance at the 90th percentile or above will result in a doubling of that portion. The Committee also will employ linear interpolation to calculate the payout on earned return on equity performance and performance below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. Consistent with prior grants, subject to limited exceptions, the recipient will be required to remain employed by us for one year after the end of the performance period before the grant will vest.

     For the most recent performance period ending December 31, 2011, approximately 22% of the original January 1, 2009 performance-based stock unit grant plus accrued dividends was earned. The stock units remaining after this forfeiture are shown in Column (g) of the 2011 Outstanding Equity Awards at Fiscal Year-End Table.

     At the Committee’s December 2011 meeting, the Committee determined the long-term incentive opportunity to be provided in 2012. The Committee followed its practice of using the closing stock price on the second Friday prior to the Committee’s December meeting. The Committee determined the number of performance-based stock units included in the January 1, 2012 grants based upon a market competitive long-term incentive value for each executive and the number of stock units awarded were calculated using the following assumptions (1) our closing price on the New York Stock Exchange on December 9, 2011, discounted for risk of forfeiture over a three-year performance period and one year additional vesting period, (2) annual dividend rate of $1.40 and (3) reinvestment of dividends subject to achievement of performance goals.

     At the February 2012 meeting, the Committee added UIL Holdings to the peer group as the company met the peer group criteria requirements as of the 2012 grant date, and the Committee deleted DTE Energy Company as the company no longer met the market capitalization criterion. For 2012, the same adjustments to the EPS measure for the annual incentive discussed on page 39 will also be applied to the return on equity measure.

     The January 1, 2012 performance-based stock unit grant will be measured against the performance of our peer group companies noted above. The performance measurement will be weighted equally between (1) our total shareholder return performance relative to the above peer group, and (2) our earned return on equity performance, with an absolute measure set at a threshold of 8%, a target of 10% and a maximum of 12%. The return on equity measurements were established as long-term targets for the business, as well as for business investment decisions and were unchanged from 2011. The performance period on this grant commenced on January 1, 2012 and will conclude on December 31, 2014. At the end of the performance period, the grant is subject to a one year holding period. The payout will be calculated based upon the average of the closing price on the New York Stock Exchange for the three consecutive trading days immediately preceding December 25, 2015 and all restrictions will lapse on December 31, 2015. Executives will not have any voting rights with respect to those stock units and no cash dividends will be paid during the period of restriction. However, dividends will accrue on the stock units and the amount of dividends paid will be determined based upon the actual amount of stock units that are awarded following the performance measurement using the two metrics described above.

     The following table shows the compensation paid to or earned by each of the named executive officers during the fiscal year ending December 31, 2011.

2011 Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Position (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Carl L. Chapman	2011	$641,156	$0	$1,114,180	$0	$694,200	$602,072	$96,324	$3,147,932
Chairman, President and	2010	$531,694	$0	$766,806	$0	$367,138	$384,214	$107,993	$2,157,845
Chief Executive Officer	2009	$456,924	$0	$675,640	$0	$151,719	$151,169	$113,288	$1,548,740
Jerome A. Benkert	2011	$366,841	$0	$552,160	$0	$236,840	$127,690	$52,043	$1,335,574
Executive Vice President,	2010	$354,000	$0	$540,106	$0	$148,921	$102,941	$74,181	$1,220,149
Chief Financial Officer &	2009	$367,616	$0	$472,948	$0	$103,286	$45,535	$79,591	$1,068,976
President, Shared Services
Ronald E. Christian	2011	$346,347	$0	$436,305	$0	$223,639	$73,274	$47,285	$1,126,850
Executive Vice President,	2010	$334,001	$0	$426,819	$0	$140,507	$72,298	$65,252	$1,038,877
Chief Legal and External	2009	$346,847	$0	$369,189	$0	$97,450	$25,716	$71,245	$910,447
Affairs Officer & President, Vectren South
William S. Doty	2011	$303,441	$0	$382,075	$0	$193,145	$324,277	$27,594	$1,230,532
Executive Vice President	2010	$292,001	$0	$373,720	$0	$103,570	$282,143	$43,726	$1,095,160
of Utility Operations &	2009	$303,232	$0	$325,755	$0	$71,458	$178,267	$49,189	$927,901
President Vectren Utility
Holdings, Inc.
John M. Bohls (7)	2011	$272,586	$0	$313,055	$0	$105,033	$10,503	$35,216	$736,393
President, Vectren	2010	$266,001	$0	$385,808	$0	$62,067	$11,347	$52,525	$777,748
Energy Marketing

(1)
Base salaries for the named executive officers and other Company officers were frozen in 2009, and, excluding Mr. Chapman who was promoted to CEO, again in 2010. However, in 2009 there was an additional pay period as a result of our bi-weekly payment structure and, as a result, the amount of salary shown for 2009 is higher than for 2010.

(2)	SEC rules require performance-based non-equity awards to be included in column (g) Non-Equity Incentive Plan Compensation.

(3)
In 2011, the named executive officers received only performance-based stock units, as shown on the 2011 Grants of Plan Based Awards Table on page 45 of this proxy. In addition, in 2010, the named executive officers received time-vested stock units as well as performance-based stock units, and in 2009, all grants to the named executive officers were performance-based stock units. The compensation cost for stock unit awards represents the aggregate grant date fair market value of each equity award computed in accordance with FASB ASC Topic 718. The performance-based stock unit awards are subject to performance conditions and the values listed in this column are based on the probable outcome of such conditions at target as of the grant date. If the conditions for the highest level of performance are achieved, the value of the performance-based stock unit award at the grant date would be as follows: Chapman: 2011—$2,228,360, 2010—$1,375,660, 2009—$1,351,280, Benkert: 2011—$1,104,320, 2010—$971,620, 2009—$945,896, Christian: 2011—$872,610, 2010—$764,790, 2009—$738,378, Doty: 2011—$764,150, 2010—$673,400, 2009—$651,510 and Bohls: 2011—$626,110, 2010—$692,640. At the lowest level of performance, the stock unit award is forfeited. No options were granted in 2009, 2010 or 2011. For financial reporting purposes, no determination of grant date fair value is required as the stock unit awards are accounted for as liability awards since they are, or can be, settled in cash. For purposes of the required disclosure in this proxy statement, a Monte Carlo valuation model was used to estimate the grant date fair value of the stock unit awards. The Monte Carlo model utilizes multiple inputs to produce distributions of total shareholder return for the Company and each of its peer group companies to calculate the fair value of each award. Expected volatilities utilized in the model are based on implied volatilities from the historical volatility of stock prices for us and each peer company, using daily adjusted stock prices for the three year period preceding each grant date. The dividend yield is based on historical experience and our estimate of future dividend yields. The risk-free interest rate is based on the U.S. Treasury rates on the grant date with maturity dates approximating the performance period. The grant date fair values of the stock unit awards for 2011, 2010 and 2009 were determined using the following assumptions:

	2011	2010	2009

Dividend yield	5.38%	5.45%	5.29%
Risk-free interest rate	1.02%	1.70%	1.28%
Volatility	27.20%	27.18%	25.29%

(4)
The amounts shown in this column are exclusively annual cash awards under the At Risk Plan for 2011, 2010 and 2009 performance, which is discussed under the heading “Annual Incentive Compensation” in the Compensation Discussion and Analysis.

(5)
This column reflects the increase in the actuarial present value of the named executive officer’s benefits under all pension plans of the Company determined using interest rate and post-retirement mortality assumptions consistent with those used in the Company’s financial statements. No above-market or preferential earnings are paid on deferred compensation pursuant to the Company’s deferred compensation plans.

(6)
This column reflects dividends paid on stock units issued under the At Risk Plan (Chapman: 2011—$17,864, 2010—$58,654, 2009—$76,882, Benkert: 2011—$12,196, 2010—$39,963, 2009—$50,902, Christian: 2011—$9,795, 2010—$32,967, 2009—$44,177, Doty: 2011—$8,162, 2010—$27,472, 2009—$36,051 and Bohls: 2011—$8,932, 2010—$28,973), contributions to the retirement savings plan (Chapman: 2011—$14,700, 2010—$14,700, 2009—$14,700, Benkert: 2011—$14,700, 2010—$14,700, 2009—$14,700, Christian: 2011—$14,700, 2010—$14,700, 2009—$14,700 Doty: 2011—$7,350, 2010—$7,350, 2009—$7,350

and Bohls—2011—$14,700, 2010—$14,700), the dollar value of insurance premiums paid by, or on behalf of, us and our subsidiaries with respect to insurance for the benefit of executive officers (Chapman: 2011—$17,962, 2010—$8,334, 2009—$4,129, Benkert: 2011—$8,901, 2010—$6,780, 2009—$3,322, Christian: 2011—$8,279, 2010—$6,397, 2009—$3,134, Doty: 2011—$7,222, 2010—$5,350, 2009—$2,740 and Bohls: 2011—$6,206, 2010—$4,984), deferred compensation contributions to restore employer contributions to our Retirement Savings Plan (Chapman: 2011—$45,798, 2010—$26,305, 2009—$17,577, Benkert: 2011—$16,246, 2010—$12,737, 2009—$10,667, Christian: 2011—$14,511, 2010—$11,187, 2009—$9,234, Doty: 2011—$4,860, 2010—$3,554, 2009—$3,048, and Bohls: 2011—$5,379, 2010—$3,867).

(7)	Mr. Bohls was not a named executive officer in 2009.

     The following table reflects the short and long-term grants awarded under the At Risk Compensation Plan to the named executives shown in the Summary Compensation Table on page 43.

2011 Grants of Plan-Based Awards Table
									All	All
									Other	Other
									Stock	Option
									Awards:	Awards:		Grant
						Estimated Future Payouts			Number	Number	Exercise	Date Fair
			Plan Awards (1)(2)			Under Equity Incentive			of	of	or Base	Value of
			Non-Equity Incentive			Plan Awards(3)			Shares of	Securities	Price of	Stock and
									Stock or	Underlying	Option	Options
		Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(4)
(a)	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Carl L. Chapman	1/1/2011	12/14/2010	$0	$650,000	$1,300,000	9,090	45,200	90,400	0	NA	NA	$1,114,180
Jerome A. Benkert, Jr.	1/1/2011	12/14/2010	$0	$221,760	$443,520	4,505	22,400	44,800	0	NA	NA	$552,160
Ronald E. Christian	1/1/2011	12/14/2010	$0	$209,400	$418,800	3,559	17,700	35,400	0	NA	NA	$436,305
William S. Doty	1/1/2011	12/14/2010	$0	$168,245	$336,490	3,117	15,500	31,000	0	NA	NA	$382,075
John Bohls	1/1/2011	12/14/2010	$0	$137,000	$274,000	2,554	12,700	25,400	0	NA	NA	$313,055

(1)
These columns reflect the range of annual incentive payouts for 2011 performance under the At Risk Plan described on pages 38-40 under “Annual Incentive Compensation” in the Compensation and Discussion and Analysis. For 2011 performance, the actual payout in 2012 of 106.8% of target for Messrs. Chapman, Benkert, and Christian, 114.8% of target for Mr. Doty and 76.7% of target for Mr. Bohls is shown on column (g) of the Summary Compensation Table.

(2)
For each metric, a range of performance levels and corresponding award levels was established for 2011: threshold (zero payment), target (a percentage of base salary) and maximum (two times target). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of predetermined target performance levels.

(3)
On December 14, 2010, the Committee authorized awards of performance-based stock units to be granted on January 1, 2011. The performance period on this grant commenced on January 1, 2011 and will conclude on December 31, 2013. After the end of the performance period, the grant is subject to a one-year continued employment holding period (with limited exceptions) and all restrictions will lapse on December 31, 2014. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a discussion of the performance measures applicable to the grant.

(4)
This column reflects the value at the grant date based upon the probable outcome of the relevant performance conditions at target. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of any estimated forfeitures.

     The table below provides information on the stock option exercises during the fiscal year ending December 31, 2011 and the performance-based and time-vested stock units vesting on December 31, 2011 for the named executive officers in the Summary Compensation Table.

2011 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

			Number of
	Number of		Shares
	Shares Acquired	Value Realized	Acquired on
	on Exercise	on Exercise	Vesting	Value Realized on
Name	(#)	($)(1)	(#)	Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)

Carl L. Chapman	37,500	$207,375	11,831	$357,651
Jerome A. Benkert, Jr.	58,500	$240,060	8,073	$244,047
Ronald E. Christian	48,000	$189,180	6,472	$195,649
William S. Doty	19,500	$92,115	5,393	$163,030
John Bohls	8,000	$42,080	5,916	$178,841

(1)	Represents the difference between market value on date of exercise and exercise price.

(2)
Represents the value of performance-based stock units pursuant to the January 1, 2008 grant and the time-vested stock units pursuant to the January 1, 2010 grant that vested on December 31, 2011. The closing price for shares of the Company’s common stock on the New York Stock Exchange on December 30, 2011 was $30.23.

           The following table includes information on all equity grants outstanding at December 31, 2011 for the named executive officers in the Summary Compensation Table.

2011 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards

Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
			Equity				Market	Number	Payout
			Incentive			Number	Value	of	Value of
			Plan			of	of	Unearned	Unearned
			Awards:			Shares	Shares	Shares,	Shares,
			Number of			or Units	or Units	Units or	Units or
	Number of	Number of	Securities			of Stock	of Stock	Other	Other
	Securities	Securities	Underlying			That	That	Rights	Rights
	Underlying	Underlying	Unexercised	Option		Have	Have	That	That
	Unexercised	Unexercised	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable (1)	Unexercisable	(#)	($)	Date	(#) (2)	($) (3)	(#) (4)	($) (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Carl L. Chapman	21,000			$24.74	1/1/2014	8,386	$253,509	79,312	$2,397,602
	32,000			$26.63	1/1/2015
Jerome A. Benkert, Jr.	26,000			$26.63	1/1/2015	5,857	$177,057	46,006	$1,390,761
Ronald E. Christian	25,000			$26.63	1/1/2015	4,599	$139,028	36,284	$1,096,865
William S. Doty	16,000			$26.63	1/1/2015	4,029	$121,797	31,859	$963,098
John M. Bohls	5,000			$24.74	1/1/2014	4,192	$126,724	29,360	$887,553
	16,000			$26.63	1/1/2015

(1)	On January 1, 2011 all outstanding options were vested and exercisable. The Company has not granted stock options since 2005, and the re-pricing of stock options is prohibited under the At Risk Plan.

(2)
This column represents the number of performance-based stock units outstanding for each named executive officer as of January 1, 2012 that have been earned but are subject to a one-year holding period (with limited exceptions), in which the recipient must remain an employee of the Company. These awards were measured as of December 31, 2011 and would generally fully vest on December 31, 2012. This column also includes the time-vested stock units awarded January 1, 2010. The time-vested awards vest one-third each year for three years beginning on December 31, 2010 with one vesting tranche remaining—December 31, 2012. For Mr. Chapman, the balance includes 1,067 time-vested stock units. For Mr. Benkert, the balance includes 733 time-vested stock units. For Mr. Christian, the balance includes 600 time-vested stock units. For Mr. Doty, the balance includes 500 time-vested stock units. For Mr. Bohls, the balance includes 533 time-vested stock units.

(3)
This column represents the market value of the unvested performance-based stock units that was measured at the end of December 31, 2011. The closing per share price for shares of the Company common stock on the New York Stock Exchange on December 30, 2011 was $30.23.

(4)
This column represents the number of performance-based stock unit awards outstanding for each named executive officer on December 31, 2011. For Mr. Chapman, the balance includes 28,600 performance-based stock units awarded January 1, 2010, 45,200 performance-based stock units awarded January 1, 2011 and 5,512 stock unit dividend equivalents accrued as of December 31, 2011. For Mr. Benkert, the balance includes 20,200 performance-based stock units awarded January 1, 2010, 22,400 performance-based stock units awarded January 1, 2011 and 3,406 stock unit dividend equivalents accrued as of December 31, 2011. For Mr. Christian, the balance includes 15,900 performance-based stock units awarded January 1, 2010, 17,700 performance-based stock units awarded January 1, 2011 and 2,684 stock unit dividend equivalents accrued as of December 31, 2011. For Mr. Doty, the balance includes 14,000 performance-based stock unit awards granted January 1, 2010, 15,500 performance-based stock units awarded January 1,2011 and 2,359 stock unit dividend equivalents accrued as of December 31, 2011. For Mr. Bohls, the balance includes 14,400 performance-based stock units awarded January 1, 2010, 12,700 performance-based stock units awarded January 1, 2011 and 2,260 stock unit dividend equivalents accrued as of December 31, 2011. The performance awards have the following performance meas-urement and vesting dates: January 1, 2010 grant—performance measurement date ends December 31, 2012 and vests on December 31, 2013, and January 1, 2011 grant—performance measurement date ends December 31, 2013 and vests on December 13, 2014. These grants are subject to forfeiture as provided by the At Risk Plan.

(5)
This column represents the market value of the unvested and unearned performance-based stock units at December 31, 2011. The closing price on December 30, 2011 was $30.23. The total shares in this column are subject to performance adjustments and are subject to forfeiture.

RETIREMENT BENEFIT PLANS

          Our executive officers are eligible to participate in our tax-qualified defined benefit and defined contribution plans, subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2011, the Internal Revenue Code limited the amount of compensation that can be used to calculate a pension benefit to $245,000 and the amount of annual pension that can be paid from a tax qualified plan to $195,000. The defined benefit plan consists of a cash balance formula and a traditional final average pay formula. These plans are available to all non-union eligible employees.

          Executive officers are also covered by nonqualified plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent contributions to our tax-qualified defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded, nonqualified deferred compensation plan arrangement. Also, to the extent benefits under our tax-qualified defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under these restoration plans are paid from our general assets. We also have a supplemental pension plan which covers Messrs. Chapman, Benkert, Christian and Doty. Mr. Bohls is not a participant in the supplemental pension plan.

          The following table provides the actuarial present value of each named executive officer’s total accumulated benefits under each of our pension plans in which the executive has participated in the past fiscal year. The present value of accumulated benefits is calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements. No payments were made under the pension plans to the named executive officers during 2011.

2011 Pension Benefits Table

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal
Name	Plan Name(1)	(#)	($)	Year ($)
(a)	(b)	(c)	(d)	(e)

Carl L. Chapman	Vectren Corporation Cash Balance Benefit	26.50	$204,287	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	26.50	$198,062	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	26.50	$1,571,967	$0
Jerome A. Benkert, Jr.	Vectren Corporation Cash Balance Benefit	25.83	$151,168	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	25.83	$94,452	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	25.83	$368,246	$0
Ronald E. Christian	Vectren Corporation Cash Balance Benefit	22.33	$136,125	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	22.33	$59,020	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	22.33	$126,359	$0
William S. Doty	Vectren Corporation Combined Non-Bargaining Retirement Plan	17.33	$775,959	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	17.33	$488,860	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	18.33	$576,155	$0
John M. Bohls	Vectren Corporation Cash Balance Benefit	9.50	$58,353	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	9.50	$33,134	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	0.00	$0	$0

(1)
We sponsor a tax-qualified defined benefit pension plan covering our eligible employees and certain employees of our subsidiaries who meet specified age and service requirements. The plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service. The costs of the plan are fully paid by the employer and are computed on an actuarial basis. The plan also provides for benefits upon death, disability, early retirement and other termination of employment under conditions specified therein. The compensation covered by the plan includes the salaries and non-equity incentive plan compensation shown under columns (c) and (g) of the Summary Compensation Table. In addition to the defined benefit restoration plan, we also have a supplemental pension plan for certain officers which provides fixed benefits at normal retirement age based upon the officer’s compensation over the 60-month period ending on his termination of employment. Benefits under the supplemental plan are offset by Social Security, benefits under the tax-qualified defined benefit plan, restoration plans and benefits under the Retirement Savings Plan attributable to contributions made by us and our subsidiaries. Note 11 to our financial statements for the fiscal year ended December 31, 2011 (included in the annual report on Form 10-K filed with the SEC on February 16, 2012) describes the valuation method and assumptions used to calculate the present value of the accumulated benefits included in this table.

Non-Bargaining Retirement Plan

           The Vectren Corporation Combined Non-Bargaining Retirement Plan is a tax-qualified defined benefit pension plan for salaried employees, including the named executive officers. The plan includes a cash balance formula and a traditional final average pay formula. The formula applicable to a particular participant depends on whether we or one of our predecessors first hired the participant and when that hire date occurred. Both formulas are based on the participant’s base salary and annual cash incentive, subject to the annual compensation limit under the Internal Revenue Code ($245,000 in 2011).

     The executive has a vested right to his accrued benefit after five years of service or three years of service for the cash balance benefit. All the named executives are vested in their accrued benefit. The accrued benefit is based on the value of a cash balance account plus the traditional final average pay (i.e. base salary and annual incentive) formula based on service and compensation at the date of determination. In addition to the benefits at normal retirement, benefits are paid from this plan upon termination from employment due to voluntary or involuntary termination, disability, early retirement and death.

     The cash balance formula provides for annual pay credits to the cash balance account of each named executive officer equal to the following percentage of his compensation for the year: Chapman—4.5% plus $310 per year; Benkert—3.5% plus $310 per year; Christian and Bohls—2.5% plus $310 per year; and Doty $310 per year. The cash balance formula also provides a credited interest rate for a plan year equal to the average annual yield for the ten-year U.S. Treasury Constant Maturities for October of the preceding year (plus 1% while employed). In addition, Mr. Doty is entitled to such a benefit equal to 1.52% times final average pay times years of service up to 30 years plus .69% times final average pay times service between 30 and 40 years. The differences in pension benefits among officers are primarily attributable to different tenures with the Company and its predecessors.

     For voluntary or involuntary termination or early retirement, the executive is eligible for the accrued benefit determined as of the date of termination or retirement. The executive may elect to receive the cash balance portion as a lump sum; otherwise it is paid in the form of an actuarially equivalent annuity. The traditional final average pay portion is paid as an annuity. For Mr. Doty, the traditional final average pay benefit may be paid as early as age 55 in a reduced form and unreduced at age 62. The benefit is reduced by 2% for each of the years between ages 60 and 62 and by 5% for each of the years between ages 55 and 60.

     For termination due to disability, the executive will continue to accrue benefits in his or her cash balance account until age 65, unless the executive elects to receive the pension benefit. For Mr. Doty, he continues to accrue benefits in the traditional final average pay portion for up to two years. The executive may elect to begin receiving benefits under the early retirement provisions above based on the benefits accrued to the date of commencement.

Nonqualified Defined Benefit Restoration Plan

     The defined benefit restoration plan has the same formulas and conditions as the core defined benefit plan described above. This plan restores the benefits that are lost due to Internal Revenue Code limitations.

Unfunded Supplemental Retirement Plan

     Except for Mr. Bohls, our named executive officers participate in our supplemental retirement plan which is based on final average pay and is offset by Social Security and retirement benefits. The benefit for life at normal retirement (65 years) is 65% of final average monthly pay over the prior (60) sixty consecutive calendar month period, less Social Security (on normal retirement) and other Company provided retirement benefits. If properly and timely elected, this benefit is payable in an actuarially equivalent joint and one-half survivor annuity option, a lump sum option and a 5 and 10 year installment option.

     An executive may also retire early under this plan if he is age 55 or over and has completed 10 or more years of service at retirement. In that event, the amount payable is reduced based on the amount of time prior to age 65 that the executive retires.

     An executive can also terminate due to total disability. The disability benefit starts payment at age 65 and continues for life and is the same as that described above for normal retirement. Finally, if the executive dies prior to retirement, the executive’s spouse or other beneficiary is entitled to an actuarially equivalent payment as if the executive’s employment terminated immediately prior to the executive’s death.

EXECUTIVE INSURANCE BENEFITS

     Our executives are provided with additional life and long-term disability insurance benefits with premiums being paid by the Company. The life insurance benefit equals two times base salary with a cap of $1.75 million. Long-term disability coverage is equal to 60% of base salary plus the target amount for the executive’s annual incentive compensation. Both benefits end upon the executive’s termination of employment. The amount of life insurance premiums and long-term disability insurance premiums for the named executive officers is included in the “All Other Compensation” column of the Summary Compensation Table. The Compensation Committee previously determined this level of benefit was market competitive.

PERQUISITES

     Prior to 2012, our perquisites policy limited to $5,000 the annual eligible perquisites for our executive officers, and required a 20% co-payment for actual expenses. All other officers, including the presidents of our non-regulated businesses, had a $3,000 annual maximum. Only financial, tax and estate planning and wellness related costs were eligible expenses under the policy. During 2011, the Compensation Committee, with assistance from Hay Group, evaluated whether and to what extent this form of benefit should be continued. Even though Hay Group advised that the provided benefit was well below what is called for by the market and best practices with respect to perquisites, in December 2011, the Compensation Committee determined that the benefit should be discontinued in its entirety and, as a result, provided participants in this program with a one-time adjustment in their 2012 base pay of between $3,000 and $5,000, with the exact amount determined by the level of perquisites they had been eligible to receive.

EMPLOYMENT AND TERMINATION BENEFITS AGREEMENTS

     In 2010, as part of the Compensation Committee’s ongoing efforts to ensure that its compensation arrangements with its executives, including its named executive officers, are aligned with market, are considered best pay practices and are structured in a way to best serve the interests of shareholders of the Company, the Compensation Committee initiated a review of the employment agreements of its executives, including its named executive officers. Based on the findings from that initial review, in particular when analyzing the employment agreements in light of current market conditions, best pay practices and the Company’s leadership structure, the Compensation Committee determined that a more thorough analysis of the employment agreements should occur in 2011. During 2011, the Compensation Committee, with the assistance of its independent compensation consultant, Hay Group, Inc., engaged in an in depth review and analysis of the alignment of the employment agreements with the market and best pay practices.

     As a result of the review and analysis, the Compensation Committee, with approval from the Board, approved the termination of the current employment agreements with its named executive officers and other officers and the implementation of a new severance plan and change in control agreements with those same officers. All these changes were effective December 31, 2011. The severance plan and change in control agreements are discussed in detail beginning on page 53.

     The Compensation Committee is of the opinion that the changes result in market alignment of the arrangements with its officers, including named executive officers, and are consistent with best pay practices. Some of the results of these changes include:

•	The reduction of pay multiples and other post employment benefits on a termination of an executive’s employment prior to a change in control;

•	The elimination of guaranteed minimum compensation opportunities;

•
The elimination of the ‘modified single trigger’ upon a change in control, which allowed the executive to resign after a change in control and receive severance benefits, and replacing it with a ‘double trigger’ upon a change in control, where severance benefits are only provided upon a change in control and termination of employment without cause or resignation for good reason; and

•
The elimination of the excise tax gross-up feature on a change in control and the establishment of a modified payment cap whereby the payment would be reduced to a level below the excise tax safe harbor amount unless the executive would receive a higher after-tax benefit if the executive were to receive the full payment and pay the applicable excise tax.

     The purpose of the combined severance plan and change in control agreements is to provide our officers, including our named executive officers, with certain severance benefits upon qualifying terminations. This benefit allows the executives to focus on the business of the Company without the distraction of its impact on the executive’s employment and then to provide the executive with a smooth transition to other employment. Severance benefits are payable under the severance plan and the change in control agreements only if the officer’s employment is terminated by the Company other than for cause, death or disability, or the officer resigns employment for good reason. If an officer is a party to a change in control agreement that provides severance benefits following a change in control, then that officer’s participation in the severance plan will automatically terminate upon the occurrence of such change in control.

NONQUALIFIED DEFERRED COMPENSATION

     We have historically offered our executives the opportunity to defer certain compensation into our deferred compensation plans. We have two deferred compensation plans. The first is frozen, meaning that employees can no longer make contributions to that frozen plan but will continue to be paid benefits from that frozen plan pursuant to its terms. The second plan is active, meaning that employees are currently making contributions to and receiving distributions from that active plan pursuant to the terms of that active plan.

     We have two plans due to the passing of the American Jobs Creation Act of 2004, which created a new Section 409A of the Internal Revenue Code. Section 409A caused companies to fundamentally change the way in which they manage deferred compensation. We believe that best practice for companies, including ours, which had a deferred compensation plan as of the effective date of Section 409A was to, first, freeze their current plan and, second, create a new plan that complies with Section 409A.

     Each named executive officer in the Summary Compensation Table participates in the Company’s deferred compensation plans. The active plan allows for the named executive officer to receive restoration matches to restore benefits limited by the Internal Revenue Code. At present, executives may defer base salary, annual incentive, long-term incentives and restricted stock and stock unit award values upon lapse of restrictions into the active deferred compensation plan. Each participant may elect to receive deferred compensation at a pre-selected date at least 3 years after initial deferral or on a change in control and in any event the participant will receive his or her deferred compensation on retirement (in a lump sum or if properly elected in annual installments over 5, 10 or 15 years), on non-retirement termination (in a lump sum or if properly elected in installments over 5 years), on disability (in a lump sum) and on death (in a lump sum). In addition, an executive may receive a distribution in the event of an unforeseeable emergency. Finally, most distributions from the active plan will be delayed six months as is required by Section 409A of the Internal Revenue Code. All distributions from these plans are settled in cash.

     Both deferred compensation plans are designed to offer the same investments that are offered by the Company’s 401(k) plan, except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. Effective as of 2009, the 401(k) plan limited the amount of new contributions which can be allocated to our common stock to no more than 10%.

     The table below discloses the activity in our nonqualified deferred compensation plans for each of the five named executive officers in the Summary Compensation Table.

2011 Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in Last	Withdrawals/	Balance at Last
	in Last Fiscal	in Last Fiscal	Fiscal Year	Distributions	Fiscal Year End
Name	Year ($)(1)	Year ($)(2)	($)	($)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)

Carl L. Chapman	$491,576	$45,798	$152,279	$0	$2,111,535
Jerome A. Benkert, Jr.	$30,482	$16,246	$73,181	$0	$1,848,851
Ronald E. Christian	$21,848	$14,511	$244,867	$0	$2,747,584
William S. Doty	$17,803	$4,860	$96,112	$0	$854,508
John M. Bohls	$36,145	$5,379	$51,406	$66,076	$546,734

(1)
Amounts in this column are also included in the Summary Compensation Table on page 43, in Column (c) Salary and Column (g) Non-Equity Incentive Plan Compensation. This column includes the deferral of compensation during the fiscal year including accrued amounts that were earned and deferred.

(2)
Amounts in this column are deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan and are included in the Summary Compensation Table on page 43, in Column (i), All Other Compensation, and described in Footnote 5 to that table.

(3)
A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of his or her account. The measurement funds are similar to the funds in our 401(k) plan and include an investment in Company stock. The earnings measures are market-based and do not include any above-market or preferential earnings. The balance fluctuates with the investment returns on those funds. Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for this year and for previous years:

		Previous Years
Name	2011($)	($)(a)	Total

Carl L. Chapman	$537,374	$457,822	$995,196
Jerome A. Benkert, Jr.	$46,728	$413,033	$459,761
Ronald E. Christian	$36,359	$1,011,783	$1,048,142
William S. Doty	$22,663	$481,637	$504,300
John M. Bohls	$41,524	$28,517	$70,041

(a)
Amounts in this column represent base salary and annual incentive deferred into the Company’s Nonqualified Deferred Compensation Plan from 1999-2005 for Messrs. Benkert and Chapman and from 2001-2005 for Messrs. Christian and Doty. These amounts were previously disclosed as compensation paid to the executive in the Summary Compensation Table for those years, even though a portion of this compensation was deferred. Also included in this total are the amounts disclosed for fiscal years 2006-2010 in the Executive Contributions and Registrant Contributions columns of the 2006-2010 Nonqualified Deferred Compensation Tables. Not included in this total are other forms of compensation previously deferred into the nonqualified deferred compensation plan prior to the individual being required to be included in the Summary Compensation Table or under a predecessor plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

     Effective December 31, 2011, the Company terminated the employment agreements with its executive officers: Messrs. Chapman, Benkert, Christian, Doty and Bohls and replaced those agreements with participation in a severance plan and the establishment of new change in control agreements. These agreements and severance plan are described beginning on page 50 under the caption “Employment and Termination Benefits Agreements.”

     Severance benefits are payable under the severance plan and the change in control agreements only if the officer’s employment is terminated by the Company other than for cause, death or disability, or the officer resigns employment for good reason (as defined in the applicable document). In order to receive severance benefits under the severance plan, the officer must first execute and deliver to the Company a release of all employment related claims. If an officer is a party to a change in control agreement that provides severance benefits following a change in control, then that officer’s participation in the severance plan will automatically terminate upon the occurrence of such change in control.

     In addition, in exchange for the opportunity to participate in the severance plan, during the time the severance plan is in effect for the executive, the executive must agree to maintain the Company’s proprietary information confidential during employment and thereafter, not to compete with the Company or its affiliates while employed, not to solicit the employees or customers or prospective customers of the Company or its affiliates while employed and for a period of 12 months after employment ends and not to disparage the Company or any of its affiliates during and after employment ends. In addition, in order to receive severance under the severance plan, the executive will be required to agree not to compete with the Company or its affiliates for the period of time during which severance is paid.

     As a condition to the executive’s participation in the overall program, the executive must agree that the Company can clawback or recoup certain payments made to the executive if such is permitted pursuant to any policy or program of the Company.

     Neither the severance plan nor the change in control agreement provide for a gross up if the executive is required to pay excise taxes due to a change in control. Generally, excise taxes are due if payments to an employee in connection with a change in control exceed 2.99 times that employee’s historical five year average compensation. The change in control agreement includes a cut-back to the maximum amount that can be paid without incurring an excise tax unless the total amount to be paid is greater than 2.99 times plus the required excise tax payment, in which case the full amount is paid.

     The severance plan may be amended by the Compensation Committee any time it deems the modification necessary based on changes in market conditions, as documented by an independent compensation consultant. Any termination or other amendment may be made by the Compensation Committee in its sole discretion and requires a notice of one year to the executive. The change in control agreement terminates immediately upon a cessation of the executive’s employment prior to a change in control and can be terminated by the Company after one year’s notice is provided to the executive.

     The definitions of the terms “Cause,” “Good Reason” and “Change in Control” are central to an understanding of the potential payments to the executive officers pursuant to their change in control agreements and participation in the severance plan. Below we provide a summary of those definitions and refer you to the applicable document for the full definition. You may access the documents at http://www.snl.com/irweblinkx/docs.aspx?iid=4057065.

     Cause: If the executive’s employment is terminated by the Company for ‘cause’, no severance is paid to the executive. We have Cause to terminate the executive officer if he has engaged in any of the specific activities listed in the applicable document, including intentional gross misconduct by the executive damaging in a material way to the Company or any affiliate; commission of fraud against the Company or any affiliate; and public acts of dishonesty or conviction of a felony; and, with respect to the change in control agreement, a material breach of the change in control agreement that the executive has not cured after reasonable notice of the breach and a reasonable opportunity to cure.

     Good Reason: If the executive resigns employment for ‘good reason,’which prior to a change in control requires appropriate notice to the Company and the subsequent failure of the Company to cure the circumstances that led to the good reason event and severance is paid to the executive upon the executive executing and delivering to the Company a release. The definition of good reason under the severance plan is different from that in the change in control agreement. The Compensation Committee believes this difference is appropriate because the circumstances of the executive’s employment could change dramatically after a change in control. The Compensation Committee believes that it is in the best interests of the Company to maximize the ability of the executive to focus on the change in control transaction without concern about the circumstances of the executive’s continued employment. As such, prior to a change in control (which is when the severance policy applies), the opportunities to resign for good reason are limited and after a change in control (which is when the change in control agreement applies) the opportunities to resign for good reason are expanded.

     Good Reason for purposes of the severance plan includes a material diminution in base compensation, or authority, duties or responsibilities; a material change in the geographic location where services are performed; or a material breach by the Company of the severance plan. Good Reason for the purpose of the change in control agreements includes a demotion, the assignment of any duties or responsibilities inconsistent with his status, position or responsibilities, removal from any positions or failure to reappoint or reelect to any positions; a reduction in base salary; failure to increase base salary within 12 months of the last increase in base salary in an amount reasonably comparable to other executives of the Company and its affiliates; the relocation of the principal executive offices by more than 50 miles; reduction in total direct compensation opportunity; failure to continue in effect any incentive, bonus or other compensation plan in which the executive participated prior to the change in control, unless an equitable arrangement has been made in an ongoing substitute or alternative plan; the Company’s failure to permit the executive’s continued participation in the plan or material reduction in the executive’s participation in the plan; failure to provide aggregate benefits reasonably comparable in the aggregate to other executives of the Company and its affiliates; failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or a request by the Company or any affiliate that the executive participate in an unlawful act or take any action constituting a breach of the executive’s professional standard of conduct.

     Change in Control: A change in control includes any of the following events: a “person,” as defined in the Securities Exchange Act of 1934, acquires 30 percent or more of our common stock or of voting securities entitled to vote generally in the election of directors; or a majority of the board is replaced in certain circumstances; or the consummation of a reorganization, merger or consolidation unless following such transaction more than 60% of the stock of the resulting company is owned by the persons who were beneficial owners of stock of the Company prior to the transaction and in substantially the same proportion, no person owns more than 30% of the stock of the resulting company and a majority of the resulting company’s board is comprised of members of the Company’s at the time of execution of the transaction agreement; or shareholders approve of and the consummation of a liquidation, dissolution or sale of substantially all of our assets other than to a successor where more than 60% of the stock of the successor is owned by persons who were beneficial owners of stock of the Company prior to such transaction and in substantially the same proportions, no person owns more than 30% of the stock of the successor company and a majority of the successor company’s board is comprised of members of the Company’s board at the time of execution of the transaction agreement.

     Under the change in control agreements with Messrs. Chapman, Benkert, Christian, Doty and Bohls, if during the period beginning on the change in control and continuing for two years thereafter, the Company and all affiliates terminate the executive’s employment other than for cause, death or disability, or the executive resigns employment for good reason, then the Company will provide the executive with the following benefits: a termination payment based upon a multiple of base salary and target annual incentive, which multiple is three for Mr. Chapman and two for Messrs. Benkert, Christian, Doty and Bohls; and the continuation of medical, prescription, dental and other welfare benefit plans for three years for Mr. Chapman, and two years for Messrs. Benkert, Christian, Doty and Bohls. No payments will be made to the Company’s executive officers upon a change in control unless employment also terminates under the conditions described above. If an officer is a party to a change of control agreement that provides severance benefits following a change in control, then that officer’s participation in the severance plan will automatically terminate upon the occurrence of such change in control and no benefits will be paid from the severance plan. The change in control agreements do not have an excise tax gross-up feature.

     Under the severance plan with Messrs. Chapman, Benkert, Christian, Doty and Bohls, the Company will provide them with the following benefits upon a termination by the Company or subsidiary other than for cause, death or disability or upon a resignation by the executive for good reason: a termination payment based upon a multiple of base salary, which multiple is two for Mr. Chapman and one and one-half for Messrs. Benkert, Christian, Doty and Bohls; a pro-rated portion (based on the number of days in the year of termination during which the Participant was employed) of the annual incentive the executive would have received for the year of termination had he or she remained employed through the entire year (based on the actual performance for the year of termination); a lump sum payment in cash equal to the product of two for Mr. Chapman and one and one-half for Messrs. Benkert, Christian, Doty and Bohls times the annual amount of employer and employee contributions to the medical, prescription and dental plans; and a lump sum payment in cash equal to six months of fees of an outplacement service provider identified by the Company for the provision of a reasonable amount of outplacement services for an executive.

     The At Risk Plan, which was restated in 2011 and approved by shareholders at the 2011 shareholders’ meeting, provides the following termination or change in control benefits to the named executive officers. Upon a change in control and in the event the named executive officer terminates employment from the Company with good reason, as described above, or is terminated by the Company without cause, all outstanding stock unit awards will vest. If the change in control and qualified termination occurs before the end of the performance period, the stock unit awards will immediately vest without any further adjustment. If upon a change in control the successor company or Company are unable to substitute or replace the stock unit awards on substantially equivalent terms, the previously granted stock unit awards will immediately vest on the change in control. If the change in control occurs before the end of the annual incentive award performance period, the annual incentive award payment will be prorated for the portion of the performance period the named executive officer was an active participant in the plan and will be considered earned as if we achieved a target performance level. If the change in control occurs after the end of the annual incentive performance period, the annual incentive award payment will be based on actual performance.

     Prior to a change in control, upon the executive’s death, disability or retirement after the end of the stock unit awards’ performance period, the restrictions on the stock unit awards will be removed and stock unit awards will immediately vest. In the event the named executive officer’s disability or retirement before the end of the performance period, the restrictions on the stock unit awards will be removed upon expiration of the performance period and adjusted or forfeited based on actual performance prorated as necessary to reflect the period of time during which the named executive officer was employed during the performance period. In the event of the named executive officer’s death before the end of the performance period, the restrictions on the stock unit awards will be removed and the named executive officer will be entitled to the number of stock unit awards contingently granted. Prior to a change in control, upon the executive’s death or disability before the end of the performance period, the annual incentive award payment will be assumed to have achieved a target performance level and will be prorated as necessary to reflect the period of time during which the named executive officer was employed in the performance period. In the event the named executive officer’s death or disability occurs after the performance period, the annual incentive payment will be based on actual performance. In the event of the named executive officer’s normal retirement, the annual incentive award payment will be based on actual performance and will be prorated as necessary to reflect the period of time during which the named executive officer was employed in the performance period.

The following tables set forth the potential payments to the Company’s named executive officers upon the termination of their employment with the Company, including a termination following a change in control. The tables assume that each termination event occurred on December 31, 2011, and the amounts shown are based upon the $30.23 per share closing price of the Company’s common stock on December 30, 2011. The tables do not include retirement benefits payable to the executives shown in the 2011 Pension Benefits Table on page 48.

Carl L. Chapman

	Termination				Termination
	by	Termination	Termination	Termination	by executive
	Company	by executive	following a	by	without
	without	for good	change in	Company	good	Normal
	cause	reason	control	for cause	reason	Retirement	Death	Disability

Pro Rata Bonus	$694,200	$694,200	$694,200	$0	$0	$694,200	$694,200	$694,200
Termination payment	$1,300,000	$1,300,000	$3,900,000	$0	$0	$0	$0	$0
Deferred Compensation(1)	$2,111,535	$2,111,535	$2,111,535	$2,111,535	$2,111,535	$2,111,535	$2,111,535	$2,111,535
Incremental actuarial benefit under retirement plans	$0	$0	$0	$0	$0	$0	$0	$0
Acceleration of restricted stock and stock unit awards(2)	$0	$0	$2,651,111	$0	$0	$1,340,892	$2,651,111	$1,340,892
Acceleration of stock options(2)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of welfare plans (present value)	$23,937	$23,937	$92,638	$0	$0	$0	$0	$0
Outplacement Services	$6,000	$6,000	$0	$0	$0	$0	$0	$0
Total(3)	$4,135,672	$4,135,672	$9,449,484	$2,111,535	$2,111,535	$4,146,627	$5,456,846	$4,146,627

(1)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2011 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. All stock option awards were vested as of January 1, 2011. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the stock unit awards.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the executive would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

Jerome A. Benkert Jr.

	Termination				Termination
	by	Termination	Termination	Termination	by executive
	Company	by executive	following a	by	without
	without	for good	change in	Company	good	Normal
	cause	reason	control	for cause	reason	Retirement	Death	Disability

Pro Rata Bonus	$236,840	$236,840	$236,840	$0	$0	$236,840	$236,840	$236,840
Termination payment	$554,400	$554,400	$1,182,720	$0	$0	$0	$0	$0
Deferred Compensation(1)	$1,848,851	$1,848,851	$1,848,851	$1,848,851	$1,848,851	$1,848,851	$1,848,851	$1,848,851
Incremental actuarial benefit under retirement plans	$0	$0	$0	$0	$0	$0	$0	$0
Acceleration of restricted stock and stock unit awards(2)	$0	$0	$1,567,818	$0	$0	$844,808	$1,567,818	$844,808
Acceleration of stock options(2)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of welfare plans (present value)	$22,291	$22,291	$44,561	$0	$0	$0	$0	$0
Outplacement Services	$6,000	$6,000	$0	$0	$0	$0	$0	$0
Total(3)	$2,668,382	$2,668,382	$4,880,790	$1,848,851	$1,848,851	$2,930,499	$3,653,509	$2,930,499

(1)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2011 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. All stock option awards were vested as of January 1, 2011. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the stock unit awards.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the executive would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

Ronald E. Christian

	Termination				Termination
	by	Termination	Termination	Termination	by executive
	Company	by executive	following a	by	without
	without	for good	change in	Company	good	Normal
	cause	reason	control	for cause	reason	Retirement	Death	Disability

Pro Rata Bonus	$223,639	$223,639	$223,639	$0	$0	$223,639	$223,639	$223,639
Termination payment	$523,500	$523,500	$1,116,800	$0	$0	$0	$0	$0
Deferred Compensation(1)	$2,747,584	$2,747,584	$2,747,584	$2,747,584	$2,747,584	$2,747,584	$2,747,584	$2,747,584
Incremental actuarial benefit under retirement plans	$0	$0	$0	$0	$0	$0	$0	$0
Acceleration of restricted stock and stock unit awards(2)	$0	$0	$1,235,893	$0	$0	$664,657	$1,235,893	$664,657
Acceleration of stock options(2)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of welfare plans (present value)	$17,953	$17,953	$40,710	$0	$0	$0	$0	$0
Outplacement Services	$6,000	$6,000	$0	$0	$0	$0	$0	$0
Total(3)	$3,518,676	$3,518,676	$5,364,626	$2,747,584	$2,747,584	$3,635,880	$4,207,116	$3,635,880

(1)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2011 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. All stock option awards were vested as of January 1, 2001. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the stock unit awards.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the executive would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

William S. Doty

	Termination				Termination
	by	Termination	Termination	Termination	by executive
	Company	by executive	following a	by	without
	without	for good	change in	Company	good	Normal
	cause	reason	control	for cause	reason	Retirement	Death	Disability

Pro Rata Bonus	$193,145	$193,145	$193,145	$0	$0	$193,145	$193,145	$193,145
Termination payment	$458,850	$458,850	$948,290	$0	$0	$0	$0	$0
Deferred Compensation(1)	$854,508	$854,508	$854,508	$854,508	$854,508	$854,508	$854,508	$854,508
Incremental actuarial benefit under retirement plans	$0	$0	$0	$0	$0	$0	$0	$0
Acceleration of restricted stock and stock unit awards(2)	$0	$0	$1,084,894	$0	$0	$584,568	$1,084,894	$584,568
Acceleration of stock options(2)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of welfare plans (present value)	$18,983	$18,983	$36,753	$0	$0	$0	$0	$0
Outplacement Services	$6,000	$6,000	$0	$0	$0	$0	$0	$0
Total(3)	$1,531,486	$1,531,486	$3,117,590	$854,508	$854,508	$1,632,221	$2,132,547	$1,632,221

(1)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2011 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. All stock option awards were vested as of January 1, 2011. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the stock unit awards.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the executive would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

John M. Bohls

	Termination				Termination
	by	Termination	Termination	Termination	by executive
	Company	by executive	following a	by	without
	without	for good	change in	Company	good	Normal
	cause	reason	control	for cause	reason	Retirement	Death	Disability

Pro Rata Bonus	$105,033	$105,033	$105,033	$0	$0	$105,033	$105,033	$105,033
Termination payment	$411,000	$411,000	$822,000	$0	$0	$0	$0	$0
Deferred Compensation(1)	$546,734	$546,734	$546,734	$546,734	$546,734	$546,734	$546,734	$546,734
Incremental actuarial benefit under retirement plans	$0	$0	$0	$0	$0	$0	$0	$0
Acceleration of restricted stock and stock unit awards(2)	$0	$0	$1,014,277	$0	$0	$567,800	$1,014,277	$567,800
Acceleration of stock options(2)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of welfare plans (present value)	$15,482	$15,482	$32,077	$0	$0	$0	$0	$0
Outplacement Services	$6,000	$6,000	$0	$0	$0	$0	$0	$0
Total(3)	$1,084,249	$1,084,249	$2,520,121	$546,734	$546,734	$1,219,567	$1,666,044	$1,219,567

(1)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2011 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. All stock option awards were vested as of January 1, 2011. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the stock unit awards.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the executive would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

Compensation Risk Assessment

With the help of the independent compensation consultant retained by the Compensation Committee, a group of employees led by the Executive Vice President, Chief Legal and External Affairs Officer and Secretary, and under the oversight of the Compensation Committee, conducted an inventory of the long and short-term compensation plans and programs of the Company and its subsidiaries, as well as ProLiance Holdings, LLC., which is a joint venture partially owned by the Company. The effort involved the evaluation of plan design elements including caps, payout cliffs, triggers, funding mechanisms and payout amounts and governance features including approvals, independent oversight and accurate and timely payouts. The effort included an assessment of the relationship of these features and elements to risk management and risk taking by employees of the Company and its subsidiaries. The following conclusions were reached with respect to the characteristics of our compensation plans and programs:

•	Significant weighting toward long-term incentive compensation for officers discourages short-term risk taking;

•	The use of linear interpolation for annual and long-term incentive awards avoids payout cliffs and the resulting potential for a large percentage loss of compensation;

•	The three year performance period for equity awards discourages short-term risk taking;

•	Incentive awards are capped by the applicable Compensation Committee;

•
The performance metrics for the annual incentive compensation are driven primarily by earnings per share subject to an earnings threshold in order to trigger any payment and also include non-financial metrics such as customer satisfaction and safety; and

•	The performance metrics for the long-term incentive compensation are balanced between total shareholder return compared to the peer group and the absolute measure of return on equity.

Based on the review and analysis described above, which was presented to and reviewed by the Compensation Committee and Audit Committee, it was concluded that the compensation plans, policies and practices of the Company and its subsidiaries do not promote excessive risk taking which would be reasonably likely to have a material adverse impact on the Company.

ITEM 2.  NON-BINDING PROPOSAL TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with regulations implementing the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are requesting your non-binding approval of the compensation of our named executive officers. The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative starting on page 32 of this proxy statement.

The Compensation and Benefits Committee designs our named executive officers’ compensation program to reward the achievement of our short-term and long-term objectives and relates the compensation to the value created for our shareholders. Our compensation program also reflects competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to individual and corporate performance and encourages stock ownership by senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2011, the Compensation and Benefits Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and creation of shareholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables and narrative starting on page 32 of this proxy statement provides a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

At the Company’s meeting of shareholders held in May 2011, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of this proposal. The Compensation and Benefits Committee believes this affirms shareholder’s support of the Company’s approach to executive compensation.

For the reasons stated above, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

The Board of Directors Recommends That
Shareholders Vote to Approve the Non-Binding Advisory
Proposal Approving the Compensation of our Named Executive Officers

ITEM 3. RATIFICATION OF REAPPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the shareholders ratify the Audit and Risk Management Committee’s (“Audit Committee”) selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2012. A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

The appointment of Deloitte will be ratified if the votes cast for ratification exceed the votes cast against ratification. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to select other auditors. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interest of the Company and its shareholders.

The Board of Directors recommends voting “FOR” this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The Board of Directors and the Audit and Risk Management Committee have selected Deloitte as the independent registered public accountants of the Company and its subsidiaries for 2012. See “Report of the Audit and Risk Management Committee.”

Audit and Non-Audit Fees

The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ended December 31, 2011 and December 31, 2010:

	2011	2010

Audit Fees(1)	$1,385,084	$1,343,080
Audit-Related Fees(2)	$308,048	$347,314
Tax Fees(3)	$114,918	$109,912
All Other Fees	$0	$0

Total Fees Incurred and Payable to Deloitte(4)	$1,808,050	$1,800,306

(1)
Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2011 and 2010 fiscal year annual financial statements and the review of financial statements included in Company’s Forms 10-K or 10-Q filed during the Company’s 2011 and 2010 fiscal years. The amount includes fees related to the attestation to the Company’s assertion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $119,504 and $95,830 in 2011 and 2010, respectively.

(2)
Audit-related fees consisted principally of reviews related to various financing transactions, regulatory filings, consultation on various accounting issues, and audit fees related to the stand alone audit of two of the Company’s consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $10,229 and $12,314 in 2011 and 2010, respectively.

(3)
Tax fees consisted of fees paid to Deloitte for the review of tax returns, consultation on other tax matters of the Company and of its consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $12,418 and $9,912 in 2011 and 2010, respectively.

(4)
Pursuant to its charter, the Audit Committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent registered public accounting firm. The Audit Committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditors’independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax and other services provided by Deloitte in the last year and related fees were approved by the Audit Committee in accordance with this policy.

Changes in and Disagreements with Auditors in Accounting and Financial Disclosure

None.

COST and METHOD OF SOLICITATION

The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $8,500 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation in addition to their regular salaries for such solicitation, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

ANNUAL REPORT

       A copy of the Company’s combined annual report and Form 10-K for the fiscal year ended December 31, 2011 was mailed to certain of our shareholders on or about March 21, 2012. The Company’s consolidated financial statements, including footnotes, are included in the Form 10-K and posted at www.vectren.com. You may request a copy of our 2012 Annual Report, which includes our 2011 Form 10-K from:

Mailing Address:	Phone Number:	Investor Relations Contact:
Vectren Shareholder Services	1-800-227-8625	Robert L. Goocher
One Vectren Square		Treasurer and Vice President –
Evansville, Indiana 47708		Investor Relations
vvcir@vectren.com

Alternatively, you can access the 2011 Annual Report, which includes the 2011 10-K, on our website at www.vectren.com.

REVOCATION RIGHTS

       A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership concerning the common stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the Section 16(a) filings that the Company has received, and on written representations from the appropriate persons that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2011 were timely made.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

       Under Rule 14a-8 of the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2013 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2013 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 21, 2012 and must otherwise comply with the requirements of Rule 14a-8.

       If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company’s Code of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company’s Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder’s notice

64

must be delivered to, or mailed and received at, the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of shareholder meeting, or (b) the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company beneficially owned by the shareholder, and (iv) any interest of the shareholder in the business.

By order of the Board of Directors.

VECTREN CORPORATION

By: RONALD E. CHRISTIAN
Executive Vice President, Chief Legal and External Affairs Officer and Secretary

Evansville, Indiana

March 21, 2012

       If you receive a proxy in the mail, please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-800-560-1965 or using the Internet (www.eproxy.com/vvc). Please have your proxy card in hand when calling or accessing the website. If you attend the annual meeting and wish to vote your shares in person, you may do so if you are the record holder of your shares or have a legal proxy form from the broker or other record holder authorizing you to vote the shares. Your cooperation in giving this matter your prompt attention will be appreciated.

65

APPENDIX A

Excerpt from Code of By-Laws
Of
Vectren Corporation

Section 3.6 (b). Director Qualifications

        (b) Director Qualifications.   The following represents the non-exclusive list of criteria that must be considered by the Governance Committee (as established in Section 4.9 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

1.	The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

2.	The satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit committee and the Compensation and Benefits committee;

3.
The person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

4.
The person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

5.	The viewpoint, background and demographics of the person and whether the person would positively contribute to the overall diversity of the Board;

6.	The person’s professional ethics, integrity and values;

7.	The person’s intelligence and ability to make independent analytical inquiries;

8.	The person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

9.
The person’s service on more than three (3) public company boards, excluding the Board, unless the Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards;

10.	The person’s principal business responsibilities;

11.	Whether the person would be able to serve on the Board for an extended period of time;

12.
Whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and

13.	Whether and to what extent the person has an ownership interest in the Corporation.

        The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

A-1

        The review and application of these criteria will initially be conducted by the Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

A-2

APPENDIX B

Excerpt from Code of By-Laws
Of
Vectren Corporation

Section 4.15. Qualifications for Continued Service, Retirement.

(a) No director who has attained the age of seventy-five (75) years is qualified to remain a director longer than the term of office during which they turned age seventy-five (75).

          (b) The following qualifications are to be considered by the board of directors to determine whether an individual director may continue to be a director or may be re-nominated to be a director upon the expiration of his or her term:

(i)
If the director is to be counted as one of the Corporation’s “independent” directors, as that term is defined from time to time by the board of directors, and he or she no longer qualifies as an “independent” director;

(ii)
If the director serves on the boards of directors of more than three (3) or more public companies in addition to the Corporation and the Governance Committee has concluded that such service would impair the ability of the director to discharge their responsibilities as a member of the board, and, provided further, the director does not serve on more than five (5) other public company boards;

(iii)	If there is a change in the director’s principal business activity which affects the director’s continuing ability to contribute to the Corporation;

(iv)	If the director fails to comply with the duly adopted share ownership guidelines (following a transition period for new service or an increase in the ownership equivalents);

(v)	If the director consistently fails to attend functions of the board of directors, including board meetings, committee meetings and board development activities;

(vi)	If the director fails to abide by the Code of Conduct applicable to the directors;

(vii)	If the director fails to comply with the Corporate Governance Guidelines;

(viii)	If the director has received more than a 50% withhold vote in an election where his or her name is on the ballot; or

(ix)	If the director is no longer able to fulfill the duties of a director of the Corporation.

          (c) The Governance Committee shall first make the determination whether an individual director is qualified to remain on the board of directors or to be re-nominated to the board of directors if his or her term is expiring. Thereafter, if a director is determined by the Governance Committee to not meet the qualifications, the matter shall be referred to the full board of directors with the affected director being excused from the meeting and consideration.

B-1

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Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/vvc
Use the Internet to vote your proxy until
11:59 p.m. (CDT) on May 15, 2012.

PHONE –1-800-560-1965
Use a touch-tone telephone to vote your proxy
until 11:59 p.m. (CDT) on May 15, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please vote, date and promptly return this proxy in the enclosed postage-paid return envelope so that it is received by 11:59 p.m. (CDT) on May 15, 2012.

   Please detach here

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY HOLDERS
WILL VOTE FOR ALL ITEMS AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS THAT MAY
PROPERLY COME BEFORE THE MEETING. THIS PROXY CAN BE REVOKED AT ANY TIME PRIOR TO THE VOTE ON THE ITEMS.

The Board of Directors Recommends a Vote FOR All Items below.

1.	Election of	01 Carl L. Chapman	05 Anton H. George	09 R. Daniel Sadlier	☐	Vote FOR	☐	Vote WITHHELD
	all directors:	02 James H. DeGraffenreidt, Jr.	06 Martin C. Jischke	10 Michael L. Smith		all nominees		from all
		03 Niel C. Ellerbrook	07 Robert G. Jones	11 Jean L. Wojtowicz		(except as		nominees
		04 John D. Engelbrecht	08 J. Timothy McGinley			marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve a non-binding advisory resolution approving the compensation of
	the named executive officers.	☐	For	☐	Against	☐	Abstain

3.	Ratify the reappointment of Deloitte & Touche LLP as the independent
	registered public accounting firm for Vectren for 2012.	☐	For	☐	Against	☐	Abstain

Please mark box if you plan to attend the Annual Meeting: ☐
Date ______________________________

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Vectren Corporation

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2012
10:00 a.m. (CDT)

One Vectren Sq.
211 N.W. Riverside Dr.
Evansville, IN 47708

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

Help us Live Smart. You can make a difference by agreeing to receive future annual meeting material electronically. Electronic delivery saves on printing and mailing costs and reduces energy and natural resource consumption.

TO REQUEST ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS, PLEASE LOG ON TO WWW.EMATERIALS.COM/VVC.

Vectren Corporation One Vectren Sq. Evansville, IN 47708	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” All Items and in the discretion of the proxy holders upon such other matters that may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Jerome A. Benkert, Jr., Ronald E. Christian and M. Susan Hardwick and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy can be revoked at any time prior to the vote on the Items.

See reverse for voting instructions.